Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 14, 2025

among

TRUECAR, INC.,

Fair Holdings, Inc.

and

RAPID MERGER SUBSIDIARY, INC.

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit	Description

A	Form of Payoff Letter

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 14, 2025 among TrueCar, Inc., a Delaware corporation (the “Company”), Fair Holdings, Inc., a Delaware corporation (“Parent”), and Rapid Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation, and each issued and outstanding share of Company Stock immediately prior to the Effective Time (other than as set forth in Section 2.2 and Dissenting Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the execution, delivery and performance by the Company of this Agreement and the Support Agreements, and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, with the financing contemplated by the Equity Commitment Letter, the “Transactions”); (iii) declared advisable this Agreement and the Transactions on the terms and subject to the conditions set forth herein; and (iv) resolved to recommend that the Company’s stockholders vote to approve and adopt this Agreement and the Transactions, including the Merger, and (v) directed that this Agreement be submitted to the Company’s stockholders for their approval;

WHEREAS, concurrently with the entry into this Agreement and as inducement to Parent entering into this Agreement, certain stockholders of the Company, including the members of the Board of Directors of the Company and certain of their Affiliates, are delivering to Parent and the Company duly executed voting and support agreements, agreeing to certain matters with respect to the Transactions (the “Support Agreements”);

WHEREAS, certain stockholders of the Company (the “Rollover Stockholders”) may enter into rollover and contribution agreements (the “Rollover Agreements”) prior to Closing, pursuant to which they will receive an equity interest in Parent as consideration for the contribution to Parent of shares of Company Stock held by such Rollover Stockholder prior to the Effective Time (each such share a “Rollover Share” and, collectively, the “Rollover Shares”);

WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have unanimously approved and declared advisable this Agreement and the Transactions, including the Merger; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.1         Definitions.

(a)            As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the Transactions, any inquiry, offer or proposal from a Third Party relating to (i) any acquisition or purchase, directly or indirectly, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose net revenues, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or fair market value of the assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose net revenues, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose net revenues, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries and that would have any of the effects specified in clause (i).

“AI Technology” means machine-based technology that, for any explicit or implicit objective, infers from the inputs the technology receives how to generate outputs that can influence physical or virtual environments.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the Sherman Act of 1890, 15 U.S.C. §§ 1 et seq., the Clayton Act, 15 U.S.C. §§ 12-27 (including the HSR Act), the Federal Trade Commission Act, 15 U.S.C. §§ 41 et seq and any other antitrust, competition or trade regulation Applicable Laws.

“Applicable Date” means January 1, 2024.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, or Order enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash on Hand” means all cash, cash equivalents, marketable securities and short-term investments of the Company and its Subsidiaries, in each case determined in accordance with GAAP and expressed in U.S. dollars, that is freely transferable and calculated net of any costs that would apply to (i) the transfer of such Cash on Hand to the Company from any Subsidiary or (ii) the use by the Company of such Cash on Hand as contemplated by Section 2.3(a). For the avoidance of doubt, “Cash on Hand” shall (a) be calculated net of issued but uncleared checks and drafts, (b) include checks, other wire transfers and drafts deposited or available for deposit in the accounts of the Company, and (c) not include the Deposit Amount.

“Change in Control Transaction Determined Unit” means a Company PSU that qualifies as a Change in Control Transaction Determined Unit (as defined and determined in accordance with the Vesting and Issuance Criteria applicable to the Company PSU) and is otherwise eligible to become vested in connection with the Transactions, as determined in accordance with the terms and conditions of the Vesting and Issuance Criteria applicable to the Company PSU.

“Code” means the Internal Revenue Code of 1986.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025.

“Company AI Products” means all Company Products that employ or make use of AI Technology.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means June 30, 2025.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Equity Plans” means, collectively, the Company’s 2014 Equity Incentive Plan, 2023 Equity Incentive Plan and 2015 Inducement Equity Incentive Plan, as each may be amended from time to time, and any other plan or arrangement pursuant to which compensatory equity awards have been granted by the Company or any of its Subsidiaries.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used by the Company or any of its Subsidiaries.

“Company Products” means all products (including any web sites and mobile applications) or services currently or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.

“Company RSU” means each outstanding service-based restricted stock unit of the Company under any Company Equity Plan.

“Company Stock” means the common stock, par value $0.0001 per share, of the Company.

“Confidentiality Agreement” means the confidentiality agreement dated October 17, 2024 between the Company and Fair, Inc., as amended from time to time.

“Contract” means any contract, agreement, lease, sublease, license, note, mortgage, bond, indenture or other legally binding obligation (but excluding for purposes of this Agreement any statements of work, purchase orders, service orders or similar documents entered into in the ordinary course of business).

“Data Privacy and Security Requirements” means to the extent relating to data privacy, protection, or security and applying to the conduct of the business of the Company or any of its Subsidiaries: (i) all Applicable Laws, including any related security breach notification requirements; (ii) the external policies adopted by the Company or any of its Subsidiaries in which the Company or its Subsidiaries were bound; and (iii) Contracts to which the Company or any its Subsidiaries are parties.

“DGCL” means the Delaware General Corporation Law.

“Employee Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus or incentive (whether cash or equity), cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, disability, supplemental unemployment, welfare, sick pay, holiday, vacation or other paid-time off, retention, employment, individual independent contractor, other service provider, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, equity-based, tuition reimbursement, loan, fringe benefit or other compensation or employee benefit plan, fund, scheme, policy, program, practice, Contract or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether written or oral and whether covering a single individual or a group of individuals: (i) that is sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate (or to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party) and that covers or benefits any current or former employee, officer, director, individual independent contractor or other service provider of or to the Company or any of its Subsidiaries (or the spouse, domestic partner, dependent or beneficiary of any such individual); or (ii) with respect to which the Company or any if its Subsidiaries has (or reasonably could have) any current or future liability or obligation.

“Environmental Laws” means any and all Applicable Laws that have as their principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) or any other Person that, together with the Company or any of its Subsidiaries is, or at the relevant time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means (i) any officer or employee of any Governmental Authority, (ii) any person acting in an official capacity on behalf of a Governmental Authority, (iii) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party or (iv) any candidate for political office.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, self-regulatory or administrative authority, department, court, or agency, including any political subdivision or instrumentality thereof or any arbitral body (whether public or private).

“Hazardous Substances” means any pollutants, contaminants, wastes, or other materials or substances that are regulated or for which liability or standards of conduct may be imposed under any Environmental Law, and shall include oil, petroleum, petroleum-derived substances, radiation and radioactive materials, polychlorinated biphenyls, urea formaldehyde, perfluoroalkyl and polyfluoroalkyl substances, silica, radon, dust, noise, odors, mold, microbial matter, and asbestos or any materials containing asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all rights in, arising out of, or associated therewith, throughout the world, with intellectual and proprietary rights, including in any of the following: trademarks, service marks, trade names, domain names, social media accounts, mask works, inventions, patents (and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world), including invention disclosures, common law and statutory rights associated with trade secrets, know-how, confidential and proprietary information and know-how, industrial designs; copyrights and other works of authorship, including any rights in software or other technology and works of authorship of websites, social media sites, and social media pages (including any registrations or applications for registration of any of the foregoing); and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

“In-the-Money Company Option” means each validly granted Company Option outstanding immediately before the Effective Time with an exercise price per share of Company Stock that is less than the Merger Consideration per share of Company Stock.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.1 of the Company Disclosure Schedule after due inquiry of direct reports and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.1 of the Parent Disclosure Schedule after due inquiry of direct reports.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to the Company, any fact, event, circumstance, occurrence or effect (collectively, for purposes of this definition, the definition of “Parent Material Adverse Effect” and Section 4.10, an “effect”) (i) having a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been, is, or would reasonably be expected to be a Material Adverse Effect for purposes of this clause (i): (A) changes in GAAP, (B) changes in the financial or securities markets or in general economic or political conditions, (C) changes in Applicable Law, (D) changes generally affecting the industry in which the Company or its Subsidiaries operate, (E) acts of war, sabotage or terrorism, (F) the announcement or consummation of the Transactions, (G) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent a party from asserting that any effect not otherwise excluded that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries that is required or expressly contemplated pursuant to this Agreement, (I) declines in the market price or trading volume of the shares of Company Stock (it being understood that this clause (I) shall not prevent a party from asserting that any effect not otherwise excluded that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect) or (J) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events; provided, further, however, that, with respect to clauses (A), (B), (C), (D), (E) and (J), such effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; or (ii) that prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company to consummate the Transactions.

“Nasdaq” means the Nasdaq Stock Market LLC or any successor thereto.

“Open Source Software” means any software that is licensed as “free software,” “open source software,” or under similar terms or models, including pursuant to any license that is, or is substantially similar to, a license that has been approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

“Order” means any order, judgment, injunction, ruling, writ, award or decree of any Governmental Authority.

“Owned IP” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Subsidiary to consummate the Transactions.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due or payable or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the Company and its Subsidiaries in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the Company and its Subsidiaries in accordance with GAAP, (iv) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued use, occupancy and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) any Liens on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, (vi) zoning, entitlement, building codes and other land use Applicable Laws that, in each case, do not adversely effect in any material respect the current use or value of the Real Property, and (vii) any state of facts which an accurate survey of the Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use, occupancy and operation of the applicable Real Property.

“Person” means an individual, corporation, general or limited partnership, limited liability company, association, statutory or grantor trust or other entity or organization, including any Governmental Authority.

“Personal Information” means information that can reasonably be used to identify, locate, or contact an individual, alone or when combined with other personal or identifying information and is “personal information,” “personal data,” or a similar term under Applicable Law relating to data privacy, protection, or security.

“Proceeding” means any cause of action, proceeding, suit, hearing, litigation, audit, arbitration, mediation, notice of violation, enforcement action, or investigation (whether civil, criminal, administrative, judicial or investigative) by or before any Governmental Authority.

“Sanctioned Country” means a country, region, or territory (or government thereof) which is, or since the Applicable Date has been, the subject of country-wide or territory-wide economic sanctions, including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic of Ukraine and the so-called Luhansk People’s Republic of Ukraine.

“Sanctioned Person” means any Person that (i) appears on the “List of Specially Designated Nationals and Blocked Persons” maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.K. Sanctions List, the E.U. Consolidated Financial Screening List, or is otherwise the target of any Sanctions, including U.S. Executive Order 14024 issued on April 15, 2021, U.S. Executive Order 13662 issued on March 20, 2014, and any directives or designations issued pursuant thereto; (ii) is operating in, organized in, a national of, ordinarily resident in, or an agency or instrumentality of the government of Venezuela or a Sanctioned Country; or (iii) is directly or indirectly owned 50% or more in the aggregate, or controlled by or acting for or on behalf of one or more Persons described in clauses (i) and (ii), above.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered, or enforced by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Government of Canada or other relevant sanctions Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Security Incident” means, with respect to any Company IT System, a material event, cyber or otherwise, that actually compromise the confidentiality, integrity, or availability of, or any other cyber or other security incident with respect to, any Company IT System, Personal Information or other trade secret or confidential information of the Company or any Subsidiary thereof which results in an obligation under Applicable Law to notify such incident to regulators or consumers.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” (including Section 203 of the DGCL) or other similar state anti-takeover law.

“Tax” means any and all U.S. federal, state or local or non-U.S. tax, charge, levy or other like assessment of any kind, in each case in the nature of a tax, imposed by any Governmental Authority, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, margin, gross margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat or unclaimed property or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return, form, document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to, or filed or required to be filed with, a Governmental Authority.

“Third Party” means any Person, including a “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Unvested Company RSU Award” means the portion of each award of Company RSUs that is unvested and outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms and without any action by the Company (including as set forth in Section 2.5(a)(i)).

“Vesting and Issuance Criteria” means the applicable Performance Unit Award Determination, Vesting and Issuance Criteria attached to the Performance Unit Award Agreement evidencing the applicable award of Company PSUs granted under the applicable Company Equity Plan.

(b)            Unless otherwise defined in Section 1.1(a), each of the following terms is defined on the page set forth opposite such term:

1933 Act	2
1934 Act	2
Acceptable Confidentiality Agreement	53
Acquisition Proposal	2
Additional Equity Financing	61
Additional Financing Condition	78
Adverse Recommendation Change	50
Affiliate	2
Agreement	1
AI Technology	2
Alternative Acquisition Agreement	51
Alternative Financing	61

Antitrust Laws	3
Applicable Date	3
Applicable Law	3
Author	29
Bankruptcy and Equity Exception	21
Business Day	3
Business Intellectual Property	29
Capitalization Date	22
Certificates	13
Change in Control Transaction Determined Unit	3
Closing	12
Closing Date	12

Code	3
Company	1
Company 10-K	3
Company Affiliated Group	73
Company AI Products	3
Company Balance Sheet	3
Company Balance Sheet Date	3
Company Board Recommendation	21
Company Disclosure Schedule	4
Company Employee	4
Company Equity Awards	17
Company Equity Plans	4
Company IT Systems	4
Company Option	16
Company Products	4
Company PSU	16
Company PSU Consideration	16
Company RSU	4
Company SEC Documents	24
Company Securities	22
Company Software	30
Company Stock	4
Company Stockholder Approval	20
Company Stockholder Meeting	49
Company Subsidiary Securities	24
Company Transaction Expenses	55
Confidentiality Agreement	4
Continuation Period	58
Continuing Employee	58
Contract	4
Converted Stock Unit Cash Award	16
D&O Insurance	57
Data Privacy and Security Requirements	4
Deposit Amount	18
Depository Bank	18
DGCL	4
Dissenting Shares	15
effect	6
Effective Time	13
Electronic Delivery	77
e-mail	74
Employee Plan	4
End Date	69
Enforcement Expenses	72
Environmental Laws	5

Equity Commitment Letter	42
Equity Financing	42
ERISA	5
ERISA Affiliate	5
Exchange Agent	13
Excluded Party	53
Financing Conditions	43
GAAP	5
Government Official	5
Governmental Authority	5
Hazardous Substances	5
HSR Act	5
In the Money Company Option	6
Indemnified Person	56
Insurance Policies	40
Intellectual Property	6
Internal Controls	25
Intervening Event	53
In-the-Money Company Option Consideration	17
Investor	42
IRS	6
Knowledge	6
Leased Real Property	28
Lien	6
Material Adverse Effect	6
Material Contract	39
Merger	12
Merger Consideration	13
Merger Subsidiary	1
Nasdaq	7
New Benefit Plan	59
No-Shop Period Start Date	49
Notice Period	52
OFAC	8
Open Source Software	7
Order	7
Owned IP	7
Parent	1
Parent Affiliated Group	73
Parent Disclosure Schedule	7
Parent Material Adverse Effect	7
Parent Termination Fee	72
Parent Transaction Expenses	71
Permits	20
Permitted Liens	7

Person	8
Personal Information	8
Prime Rate	72
Proceeding	8
Proxy Statement	26
Real Property	28
Real Property Lease	28
Representatives	49
Required Amount	43
Rollover Share	1
Rollover Shares	1
Rollover Stockholders	1
Sanctioned Country	8
Sanctioned Person	8
Sanctions	8
Sarbanes-Oxley Act	8
SEC	8
Security Incident	8
Solvent	43

Subsidiary	9
Superior Proposal	54
Support Agreements	1
Surviving Corporation	12
Takeover Laws	9
Tax	9
Tax Return	9
Termination Fee	72
Third Party	9
Transaction Litigation	66
Transactions	1
Uncertificated Shares	13
Unvested Company RSU Award	9
Vested Company RSU	16
Vested Company RSU Consideration	16
Vesting and Issuance Criteria	9
WARN Act	36
Willful Breach	70

Section 1.2         Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute or Applicable Law shall be deemed to refer to such statute or Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law and rules and regulations promulgated under such statute or law. With respect to an action taken or not taken by any Person, “ordinary course of business” means an action or inaction that is in the ordinary course of business consistent with the past practices of such Person. The word “shall” shall be construed to have the same meaning and effect of the word “will.” The phrase “to the extent” shall mean the degree to which, and such phrase shall not mean simply “if.” The phrases “delivered” or “made available,” when used in this Agreement, shall mean that the information shall have been (i) posted in the virtual data room titled “Trinity” established by the Company or its Representatives at least one (1) Business Day prior to the date hereof, and remained accessible to Parent and its Representatives at all times through the Closing and (ii) filed or furnished by the Company with the SEC and publicly available. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

ARTICLE 2
The Merger

Section 2.1         The Merger.

(a)            On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall survive the Merger as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent. The Merger shall have the effects specified in this Agreement and the DGCL.

(b)            Subject to the provisions of ARTICLE 9, the closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in ARTICLE 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

(c)            At the Closing, the Company shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings required by the DGCL in connection with the Merger. The Merger shall become effective at the time the certificate of merger is duly filed with and accepted by, the Secretary of State of the State of Delaware or such later date and time as may be agreed to by the parties and specified in the certificate of merger (the “Effective Time”).

Section 2.2         Conversion of Shares. At the Effective Time, as a result of the Merger and without any further action on the part of Parent, Merger Subsidiary or the Company or the holder of any capital stock of the Company (unless otherwise specified herein):

(a)            Except as otherwise provided in Section 2.2(b), Section 2.2(c), or Section 2.4, each share of Company Stock issued and outstanding immediately prior to the Effective Time, other than the Rollover Shares (if any), shall be automatically converted into the right to receive $2.55 in cash, without interest (the “Merger Consideration”) and subject to any applicable withholding Taxes pursuant to Section 2.8. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest and subject to any applicable withholding Taxes pursuant to Section 2.8.

(b)            Each share of Company Stock held by the Company as treasury stock or owned by any Subsidiary of the Company or by Parent or any Subsidiary of Parent immediately prior to the Effective Time, excluding any Rollover Shares, shall be canceled, and no payment shall be made with respect thereto.

(c)            If any Rollover Agreements are executed and delivered prior to the Closing, then the Rollover Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and, pursuant to such Rollover Agreements, the holder of such Rollover Shares shall be entitled to receive shares of the common stock of Parent in respect thereof.

(d)            Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.3         Surrender and Payment.

(a)            Prior to the Effective Time, Parent shall appoint a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld, or delayed (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent an amount of cash, by wire transfer of immediately available funds, which, together with the portion of the Company’s Cash on Hand that is to be used to pay a portion of the Merger Consideration (if any) and the Deposit Amount is equal to the aggregate Merger Consideration to be paid in respect of the Company Stock. At Closing, (x) Parent will instruct the Company to release the Deposit Amount to the Exchange Agent, and such amount will be used to fund a portion of aggregate Merger Consideration and (y) at the written request of Parent, the Company shall deposit with the Exchange Agent such portion of the aggregate Merger Consideration from the Company’s Cash on Hand as specified in such request; provided, that nothing in this Section 2.3(a)(y) shall obligate the Company to deposit any amount in excess of the Company’s Cash on Hand at the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) send, or cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time, other than the Rollover Stockholders and Dissenting Shares, a letter of transmittal and instructions (which shall be in a customary form reasonably acceptable to the Company and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)            Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and duly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share, less any applicable Taxes withheld pursuant to Section 2.8. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration, without interest and subject to any applicable withholding Taxes pursuant to Section 2.8.

(c)            If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Uncertificated Shares. From and after the Effective Time, there shall be no further transfers or registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent or the Exchange Agent, they shall be automatically canceled and exchanged for the Merger Consideration in accordance with the procedures set forth, in this ARTICLE 2.

(e)            Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon and subject to any applicable withholding Taxes pursuant to Section 2.8. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. To the extent permitted by Applicable Law, any amounts remaining unclaimed by such holders of Company Stock two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become the property of the Surviving Corporation (or at the option of Parent, Parent) free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

Section 2.4         Dissenting Shares.

(a)            Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock held by a holder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance herewith, but shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares. At the Effective Time, Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, subject to any applicable withholding Taxes pursuant to Section 2.8.

(b)            If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under Section 262 of the DGCL or otherwise), then, such shares shall be deemed to have been converted as of the Effective Time into the Merger Consideration and shall represent only the right to receive the Merger Consideration in accordance herewith, without interest thereon and subject to any applicable withholding Taxes pursuant to Section 2.8, and shall not thereafter be Dissenting Shares.

(c)            The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.5         Treatment of Company Equity Awards.

(a)            Service-Based Restricted Stock Units.

(i)        Vested Company RSUs. At the Effective Time, each Company RSU that is vested and outstanding but not yet settled (including any Company RSU that vests pursuant to this Section 2.5(a)(i)) immediately prior to the Effective Time (each, a “Vested Company RSU”), whether settleable in shares of Company Stock or cash, shall be canceled, and Parent shall cause the Surviving Corporation to pay each such holder at the time and in the manner provided under Section 2.7(a) for each Company RSU an amount in cash equal to the Merger Consideration per share of Company Stock (the “Vested Company RSU Consideration”), less any applicable Taxes withheld pursuant to Section 2.8. Each Company RSU listed on Section 2.5(a) of the Company Disclosure Schedule that is unvested and outstanding immediately prior to the Effective Time shall accelerate and vest immediately prior to the Effective Time.

(ii)       Unvested Company RSU Awards. At the Effective Time, each Unvested Company RSU Award, whether settleable in shares of Company Stock or cash, shall be converted into the contingent right solely to receive from the Surviving Corporation, in full satisfaction of the rights of such holder with respect thereto, an amount in cash (a “Converted Stock Unit Cash Award”) equal to the product obtained by multiplying (A) the Merger Consideration per share of Company Stock by (B) the number of shares of Company Stock covered by the applicable Unvested Company RSU Award immediately prior to the Effective Time. The Converted Stock Unit Cash Award shall continue to vest on the same schedule and conditions as applied to the applicable Unvested Company RSU Award and shall otherwise remain subject to the same terms and conditions as applied to the corresponding Unvested Company RSU Award, as applicable, immediately prior to the Effective Time, including any acceleration of vesting provisions, but excluding any terms rendered inoperative by reason the Merger and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Stock Unit Cash Award. Payment of each applicable portion of a Converted Stock Unit Cash Award shall be made without interest and at the time and in the manner provided under Section 2.7(b).

(b)            Performance-Based Restricted Stock Units. At the Effective Time, each performance-based restricted stock unit of the Company that is outstanding immediately prior to the Effective Time (each, a “Company PSU”) under any Company Equity Plan, whether or not vested, and whether settleable in shares of Company Stock or cash, shall be canceled, and Parent shall cause the Surviving Corporation to pay each holder at the time and in the manner provided under Section 2.7(a) for each Change in Control Transaction Determined Unit an amount in cash equal to the Merger Consideration per share of Company Stock (the “Company PSU Consideration”), less any applicable Taxes withheld pursuant to Section 2.8. For the avoidance of doubt, each Company PSU that is not a Change in Control Transaction Determined Unit shall be canceled for no consideration.

(c)            Company Stock Options. At the Effective Time, each option to purchase shares of Company Stock under any Company Equity Plan that is outstanding (but not yet exercised) immediately prior to the Effective Time (each, a “Company Option” and together with the Company RSUs and Company PSUs, collectively, the “Company Equity Awards”), whether or not vested, shall be canceled, and Parent shall cause the Surviving Corporation to pay each holder of an In-the-Money Company Option at the time and in the manner provided under Section 2.7(a) for each share underlying an In-the-Money Company Option an amount in cash equal to the Merger Consideration per share of Company Stock less (i) the exercise price per share of Company Stock of the Company Option (the “In-the-Money Company Option Consideration”) and (ii) any applicable Taxes withheld pursuant to Section 2.8. For the avoidance of doubt, each Company Option that is not an In-the-Money Company Option shall be canceled for no consideration.

(d)            Termination at the Effective Time. As of the Effective Time, each of the Company Equity Plans shall terminate and no holder of Company Equity Awards shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the rights contemplated by this Section 2.5.

(e)            Further Actions. Prior to the Effective Time, and subject to the prior review and comment by Parent (which review and comment shall be reasonably considered), the Board of Directors of the Company (or, if appropriate, any committee thereof administering the applicable Company Equity Plan) shall take such actions as are necessary or appropriate to (i) approve and effectuate the foregoing provisions of this Section 2.5, including delivery of all required notices to each holder of Company Equity Awards, making any determinations and/or resolutions of the Board of Directors of the Company or a committee thereof or any administrator of the applicable Company Equity Plan as may be necessary and (ii) deliver copies of all consents, notices, amendments and other documents executed, adopted or delivered, as applicable, in connection with the immediately preceding clause (i) to Parent.

Section 2.6         Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise, vesting or settlement of Company RSUs, Company PSUs or Company Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. For the avoidance of doubt, to the extent any adjustments may be required pursuant to this Section 2.6 with respect to Company RSUs, Company PSUs or Company Options, such adjustments will be made without duplication in a manner consistent with the relevant adjustment provisions of the applicable Company Equity Plan.

Section 2.7         Payment of Company Equity Awards Consideration.

(a)            General. Parent shall cause the Surviving Corporation to pay through the payroll or other appropriate system of the Surviving Corporation, as applicable, to each holder of a Company Equity Award (other than an Unvested Company RSU Award), the In-the-Money Company Option Consideration, the Vested Company RSU Consideration and/or the Company PSU Consideration, as applicable, less any applicable Taxes withheld pursuant to Section 2.8 and without interest, within sixty (60) days following the Effective Time.

(b)            Converted Stock Unit Cash Awards. Parent shall cause payment of each applicable portion of a Converted Stock Unit Cash Award to be made to the applicable holder through the payroll or other appropriate system of the Surviving Corporation, as applicable, as soon as practicable after the applicable vesting date, but in each such case within sixty (60) days following the applicable vesting date, less any applicable Taxes withheld pursuant to Section 2.8 and the terms and conditions of the applicable Converted Stock Unit Cash Award and without interest. In no event will any holder of a Converted Stock Unit Cash Award be permitted, directly or indirectly, to specify the taxable year of payment of any portion of a Converted Stock Unit Cash Award.

Section 2.8         Withholding Rights. Notwithstanding anything to the contrary in this Agreement, each of the Exchange Agent, the Surviving Corporation, the Merger Subsidiary and Parent (and their respective agents or Representatives) shall be entitled to deduct and withhold from any consideration or amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code or any other provision of Applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be paid over to the appropriate Governmental Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, subject to Section 2.4, issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this ARTICLE 2.

Section 2.10       Parent Deposit.

(a)            Concurrently with the execution and delivery of this Agreement, Parent has deposited an amount of immediately available funds equal to the Parent Termination Fee (the “Deposit Amount”) with the Company.

(b)            The Deposit Amount shall be held by the Company in a separate account at a commercial bank in the United States with at least $25,000,000,000 in assets (the “Depository Bank”). The Company shall have the right to invest and reinvest the Deposit Amount as determined by the Company from time to time; provided, however, that any such investment shall in all events be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (ii) certificates of deposit, bank repurchase agreements or banker’s acceptances offered by the Depository Bank. All investment earnings will be held at the Depository Bank until distributed in accordance with Section 2.10(c), and all investment losses will be charged against the Deposit Amount; provided, however, than in no event shall Parent be required to deposit with the Company any additional amounts to replenish any such investment losses. The Company shall not be liable for any loss to the Deposit Amount resulting from the investments described in the preceding sentences, except to the extent that a court of competent jurisdiction determines, by a final, non-appealable Order, that the Company’s gross negligence, bad faith or willful misconduct caused such loss.

(c)            If the Closing is consummated pursuant to the terms of this Agreement, then, at the Closing, the Deposit Amount, together with any investment earnings and interest earned thereon, will sent by the Company to the Exchange Agent in accordance with Section 2.3(a) and the Deposit Amount, together with any investment earnings and interest earned thereon, will be used to fund a portion of aggregate Merger Consideration. If this Agreement is validly terminated in accordance with Section 10.1 and Parent is required to pay the Parent Termination Fee pursuant to Section 10.3 in connection with such termination, then the Company shall be entitled to permanently retain the Deposit Amount, and (i) the investment earnings and interest earned thereon shall be available to pay the Enforcement Expenses, if any, which the Company is entitled to collect pursuant to Section 10.3(e), and (ii) the Company will promptly return to Parent any balance of the investment earnings and interest earned on the Deposit Amount that remains after the payment of such Enforcement Expenses. If this Agreement is validly terminated and the Parent Termination Fee is not payable pursuant to Section 10.3 in connection with such termination, then the Company shall return the Deposit Amount, together with any investment earnings and interest earned thereon, to Parent in accordance with Section 10.3(d). Notwithstanding anything to the contrary in this Agreement, the Deposit Amount shall be used solely for the purposes set forth in this Section 2.10(c) and shall not be used for any other purpose.

ARTICLE 3
The Surviving Corporation

Section 3.1         Certificate of Incorporation. Subject to Section 7.4(b), the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated at the Effective Time in its entirety to read as the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except that Paragraph 1 thereof shall provide that the name of the Surviving Corporation shall be “TrueCar, Inc.” and the provisions relating to the incorporator shall be omitted. Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law and such certificate of incorporation.

Section 3.2         Bylaws. The parties shall take all actions necessary so that at the Effective Time, the bylaws of the Company are amended and restated to read as the bylaws of Merger Subsidiary in effect as of immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation (except that references therein to the name of Merger Subsidiary shall be replaced by references to the name of the Surviving Corporation) until amended in accordance with Applicable Law, the certificate of incorporation and such bylaws.

Section 3.3         Directors and Officers. The parties shall take all requisite actions so that, from and after the Effective Time, until successors are duly elected or appointed and qualified or until their earlier, death, resignation or removal in accordance with Applicable Law, the certificate of incorporation and the bylaws of the Surviving Corporation, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
Representations and Warranties of the Company

Except as set forth in (i) any Company SEC Document filed on or after January 1, 2024 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any risk factor disclosures contained solely under the heading “Risk Factors” (other than any factual information contained therein), any “forward-looking statements” disclaimer, and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature (other than any factual information contained therein)) or (ii) the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement (other than Section 4.5(a) or Section 4.5(b)) if the relevance of such disclosure to such other sections is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.1         Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers, governmental licenses, authorizations, permits, consents and approvals (collectively “Permits”) required to own, lease, and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2         Corporate Authorization.

(a)            The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholder Approval (as defined below), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of the Company’s capital stock necessary to approve and adopt this Agreement and consummate the Transactions, including the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity (the “Bankruptcy and Equity Exception”).

(b)            At a meeting duly called and held, the Board of Directors of the Company has, by the unanimous vote of all directors of Company, (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; (iii) declared advisable this Agreement and the Transactions; (iv) resolved to recommend that the Company’s stockholders vote to approve and adopt this Agreement and the Transactions (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the stockholders of the Company for adoption at the Company Stockholders Meeting, which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

(c)            True, complete, and correct copies of the Company’s certificate of incorporation and bylaws, in each case as in effect on the date of this Agreement, are included in the Company SEC Documents. The Company has not taken any action in material breach or violation of any of the provisions of the Company’s certificate of incorporation or bylaws.

Section 4.3         Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (ii) compliance with applicable requirements of the HSR Act, if any, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4         Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or similar organizational documents of any of the Company’s Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.3, require any notice, consent or other action by any Person under, constitute a breach of or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract, in each case with or without notice, lapse of time, or both, as applicable, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5         Capitalization.

(a)            The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share in each case. As of close of business on October 10, 2025 (the “Capitalization Date”), 88,848,869 shares of Company Stock (which excludes the shares of Company Stock reserved for issuance upon the settlement of Company Equity Awards) were outstanding. There are no outstanding shares of preferred stock of the Company. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Equity Plans will be, when issued in accordance with the respective terms thereof and Applicable Law, duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. The Company holds no shares of Company Stock in the treasury of the Company. No shares of Company Stock are owned by any Subsidiary of the Company.

(b)            As of the Capitalization Date, the Company has reserved 31,288,287 shares of Company Stock for issuance pursuant to the Company Equity Plans. As of the Capitalization Date, there were outstanding (i) Company RSUs that may be settled into 5,877,587 shares of Company Stock, (ii) Company PSUs that may be settled into 8,289,461 shares of Company Stock (assuming achievement of all applicable performance goals at maximum-level performance), and (iii) Company Options that may be exercised to acquire 1,184,498 shares of Company Stock, of which Company Options that may be exercised to acquire 1,184,498 shares of Company Stock were vested.

(c)            Except as set forth in this Section 4.5 and for changes since the Capitalization Date resulting from the settlement or exercise of Company RSUs, Company PSUs and Company Options, in each case outstanding on such date or granted to the extent not prohibited by this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities or indebtedness of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or voting securities of, or ownership interests in, or securities convertible into or exchangeable for capital stock or voting securities of, or ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting security of, or ownership interest in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company has no accrued and unpaid dividends with respect to any outstanding shares of Company Stock or Company Equity Awards.

(d)            Section 4.5(d) of the Company Disclosure Schedule lists each outstanding Company Equity Award as of the Capitalization Date, including (i) the name or employee identification number of the holder of such Company Equity Award and the holder’s state of residence, (ii) the type of service relationship with the Company or any of its Subsidiaries (e.g., employee, independent contractor or non-employee director), (iii) the applicable Company Equity Plan covering the Company Equity Award, (iv) the type of Company Equity Award, (v) the number of shares of Company Stock subject to such outstanding Company Equity Award (based on the aggregate number of shares of Company Stock granted on the grant date and vesting on the applicable vesting date and assuming satisfaction of any performance vesting conditions at maximum levels), (vi) if applicable, the exercise price, strike price or similar pricing of such Company Equity Award, (vii) the date on which such Company Equity Award was granted or issued, (viii) the applicable vesting schedule of such Company Equity Award and (ix) the extent to which such Company Equity Award is vested and exercisable as of such date. The Company shall provide Parent with an updated Section 4.5(d) of the Company Disclosure Schedule no later than five (5) Business Days prior to the Effective Time. All Company Equity Awards have been granted in compliance in all material respects with the applicable Company Equity Plan and all Applicable Laws. The Company has delivered or made available to Parent complete and accurate copies of each of the Company Equity Plans covering Company Equity Awards and the forms of all award agreements evidencing such Company Equity Awards, and all agreements under the Company Equity Plans that materially deviate from such forms.

(e)            There are no stockholder agreements or voting trusts or other Contracts to which Company or any of its Subsidiaries is a party with respect to the voting, or restricting the transfer, of any Company Stock or any of the equity of its Subsidiaries. Neither Company nor its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Company Stock or any of the equity of its Subsidiaries that are in effect. Neither Company nor any of its Subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Company or any of its Subsidiaries on any matter.

(f)            As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Company or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.6         Subsidiaries.

(a)            Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease, and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, complete, and correct copies of each of its Subsidiary’s certificate of incorporation and bylaws, or other governing documents, in each case as in effect on the date of this Agreement. No Subsidiary of the Company, nor the Company itself, has taken any action in material breach or violation of any of the provisions of any Subsidiary’s certificate of incorporation, bylaws or other governing documents.

(b)            All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Liens, and is duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities or indebtedness of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)            Section 4.6(c) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization (as applicable), entity form, authorized capital stock or other voting securities, and each holder of issued capital stock or other voting securities, and the amount thereof, of each Subsidiary of the Company. The Company does not, directly or indirectly, (i) own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person or (ii) have any obligation to make any investment or capital contribution in any other Person.

Section 4.7         SEC Filings and the Sarbanes-Oxley Act.

(a)            The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed or furnished by the Company, including pursuant to the 1933 Act, the 1934 Act or the Sarbanes-Oxley Act, since the Applicable Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to the 1933 Act, the 1934 Act or comply with the Sarbanes-Oxley Act.

(b)            As of its filing date or on the date on which it was furnished (or, if amended, as of the date of such amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)            As of its filing date or on the date on which it was furnished (or, if amended, as of the date of such amendment), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has complied in all material respects with Rule 13a-15 or 15d-15 under the 1934 Act, and designed, and maintained at all times since the Applicable Date, disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded, processed and made known on a timely basis to the management of the Company and any other individuals responsible for the preparation of the Company’s filings with the SEC.

(e)            Since the Applicable Date, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, the Company’s auditors, has identified or been made aware of (A) any significant deficiencies or material weaknesses in the design, maintenance or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls or the preparation of financial statements, or (C) any complaints, allegations, assertions, or claims, whether written or oral, regarding a material violation of accounting procedures, internal accounting controls or auditing matters relating to the period since the Applicable Date, including from employees of the Company or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters, in each case that would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information. The Internal Controls are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company has made available to Parent all comment letters and all material correspondence between the SEC and the Company with respect to the Company SEC Documents since the Applicable Date that is not otherwise publicly available. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of active SEC review.

(f)            As of the date hereof, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.8         Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including the related notes and schedules) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of equity, operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, which such adjustments have not been and are not expected to be material in amount, individually or in the aggregate).

Section 4.9         Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply as to form and substance in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, the Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10       Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects; (b) there has not been any action taken by the Company or any of its Subsidiaries that would have required the consent of Parent pursuant to Section 6.1(b) (other than with respect to Section 6.1(b)(iii), Section 6.1(b)(viii), Section 6.1(b)(xii) (to the extent set forth on Section 4.19 of the Company Disclosure Schedule) and Section 6.1(b)(xvii)), had such action occurred after the date hereof, and (c) there has not been any effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11       No Undisclosed Material Liabilities. There are no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on or reserved against a consolidated balance sheet of the Company (or disclosed in the notes thereto) and its Subsidiaries, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the Transactions; or (iv) liabilities or obligations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the 1933 Act.

Section 4.12       Compliance with Laws and Court Orders; Permits.

(a)            The Company and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with all Applicable Laws, and to the Knowledge of the Company is not under investigation by any Governmental Authority with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, that would result in a default under, or would give to any Person any right of revocation, non-renewal, adverse modification or cancellation of, any such Permit, nor has any Governmental Authority threatened in writing to revoke or terminate any such Permit, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past five (5) years, neither the Company nor any of its Subsidiaries, directors, officers, or, to the Knowledge of the Company, any agent or employee of the Company or any of its Subsidiaries has (i) taken any action, directly or indirectly, that would result in a violation by any such Persons of the U.S. Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the U.K. Bribery Act of 2010, or any other anti-bribery, anti-corruption, or anti-money laundering Applicable Law, (ii) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or, in connection with the business of the Company or any of its Subsidiaries, (iii) given, offered, promised or authorized the giving of money or anything of value, to any Government Official, for the purpose of (A) influencing an act or decision of such Government Official or improperly inducing such Government Official to use his or her influence or position to affect any act or decision of a Governmental Authority, (B) obtaining an improper business advantage, or (C) obtaining or retaining business. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, officer, agent or employee of the Company or any of its Subsidiaries) is, or since the Applicable Date, has been, subject to any actual, pending, or, to the Knowledge of the Company, threatened Proceedings, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to any applicable anti-bribery and anti-corruption laws.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past five (5) years, neither the Company nor any of its Subsidiaries, directors, officers, or, to the Knowledge of the Company, agents or employees of the Company or any of its Subsidiaries, (i) has been a Sanctioned Person; (ii) has engaged in or otherwise participated in, or assisted or facilitated any direct or indirect dealing or transaction with, or for the benefit of, a Sanctioned Person; or (iii) has otherwise violated applicable Sanctions.

Section 4.13       Litigation. There is no Proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, or any of their properties, rights or assets that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, or their respective directors, officers or employees, in their capacities as such, or any of their properties, rights or assets, is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.14       Properties.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, free and clear of all Liens other than Permitted Liens, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)            Neither the Company nor any of its Subsidiaries own, and have never owned, any real property. As of the date hereof, Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list of the street address and the associated lease agreement, including any subleases thereof, for all material real property leased by the Company or any of its Subsidiaries (the “Leased Real Property” or the “Real Property”). The Company has delivered or made available to Parent copies of all material leases or subleases, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid and in full force and effect (subject to the Bankruptcy and Equity Exception), (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default or permit the termination, modification or acceleration of rent under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received or given notice that it has materially breached, violated or defaulted under any Real Property Lease, (iii) there is no option to purchase, right of first refusal, right of first offer or other Contract granting the Company or its Subsidiaries or, to the Company’s Knowledge, any other Person, any right to acquire, sublease or use the Leased Real Property, (iv) the possession and quiet enjoyment by the Company and each of its Subsidiaries of the Real Property Leases has not been disturbed, and (v) there are no pending Proceedings with respect to such Real Property Leases.

(d)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received any written, or to the Company’s Knowledge, oral notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

Section 4.15       Intellectual Property, Technology and Privacy.

(a)            Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Owned IP that (i) is a registration or application issued by or with any Governmental Authority or domain name registrar, specifying as to each item, as applicable, the title, owner, jurisdiction, and status, registration or application numbers, dates; or (ii) constitutes any software or unregistered trademark that is material to the Company’s business. All right, title and interest in and to the Owned IP is exclusively owned by the Company or a Subsidiary thereof, free and clear of all Liens other than Permitted Liens. All Owned IP is subsisting, valid, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has taken all necessary actions required to maintain and keep in effect the registered and applied for Owned IP.

(b)            To the Knowledge of the Company, (i) the conduct of the businesses of the Company and each of its Subsidiaries has not, in the past three (3) years, infringed, misappropriated, or otherwise violated, and is not currently infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person, (ii) the Company and each of its Subsidiaries owns or has a right to use all Intellectual Property used in or necessary to conduct the business of the Company and the Subsidiaries (such Intellectual Property, together with the Owned IP, the “Business Intellectual Property”); (iii) no Third Party is infringing upon, violating, or misappropriating any Owned IP; and (iv) the Company has not transferred ownership of, or granted any exclusive rights in, any Owned IP to any Third Party. The Company has not sent any notice to any Person or brought any Proceeding for unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Owned IP. The Company does not have any liability for unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Third Party Intellectual Property.

(c)            Section 4.15(c) of the Company Disclosure Schedule lists all material Company Products that, as of the date of this Agreement, are available for use or purchase by the Company or currently under development, for each such Company Product (and each version thereof).

(d)            The Company has secured from all (i) current consultants and, in the last three (3) years, all current and former advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Owned IP, and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such material Owned IP. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any material Owned IP developed by the Author for the Company. The Company has provided to Parent true, correct and complete copies of all forms of such disclosure and assignment documents currently used by the Company. To the Knowledge of the Company, no Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in Owned IP. To the Knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company is in violation of any agreement described above.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the execution and performance of this Agreement nor the consummation of the Transactions will result in: (i) Parent or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, Parent or any of its Affiliates, (ii) Parent or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other impact to, any Business Intellectual Property.

(f)            Since the Applicable Date, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or any event constituting a Security Incident to the Knowledge of the Company. Since the Applicable Date, the Company and its Subsidiaries have taken commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect.

(g)            Since the Applicable Date, the Company and each of its Subsidiaries have complied in all material respects with applicable Data Privacy and Security Requirements, including the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of the Company’s and its Subsidiaries’ businesses. Since the Applicable Date, to the Company’s knowledge, the Company and its Subsidiaries have not received any written notice of any Proceeding or investigation (or other inquiry) by any Governmental Authority concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any Data Privacy and Security Requirement, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, the Company’s practices relating to the operating, testing, improvement, and development of Company AI Products comply in all material respects with all (i) Applicable Laws and (ii) applicable contractual obligations to which the Company is bound.

(i)            No Person other than the Company, its Subsidiaries, or the Company or its Subsidiaries’ respective software development independent contractors (who are subject to reasonable confidentiality and non-disclosure restrictions and whose rights and access are solely for the development, support or maintenance of software for the Company or its Subsidiaries) is or has been in possession of or had access to, or has been granted or agreed to be granted any license or other right with respect to, any source code for any software owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Software”). The Company and its Subsidiaries have taken no action (and no action has been taken on their behalf) that (i) requires or has required any of them to (A) disclose or make available to any Person the source code of any Company Software, or (B) grants any rights or immunities under any Owned IP, including with respect to the use of any Company Software, or (ii) limits or has limited any ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing, distribution, or making available of any Company Software, in all cases as a result of including in, incorporating or embedding into, linking, combining or distributing with such Company Software any Open Source Software. The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all licenses governing any Open Source Software used by any of them, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16       Taxes.

(a)            All income and other material Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account validly obtained extensions of time to file) in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b)            The Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Authority all income and other material Taxes due and payable (whether or not such Taxes were reflected on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Company Balance Sheet Date, other than in the ordinary course of business and consistent with past practice.

(c)            No claim has been made in the past five (5) years by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay a material amount of a particular type of Tax or file a particular type of material Tax Return that the Company or such Subsidiary, as applicable, is or may be subject to such material Tax by that jurisdiction or required to file such material Tax Return in that jurisdiction.

(d)            The Company and each of its Subsidiaries is not and has never been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any other affiliated, consolidated, combined, unitary or similar group or arrangement for group relief for any other Tax purposes (other than a group which the Company is the common parent of). The Company and each of its Subsidiaries has no liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract (other than any customary commercial Contract entered into with unrelated third parties in the ordinary course of business that are not primarily related to Taxes), or operation of law. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract regarding the sharing or allocation of, or indemnification or reimbursement for, either liability for Taxes or payment of Taxes (other than any customary commercial Contract entered into with unrelated third parties in the ordinary course of business that are not primarily related to Taxes or any Contract solely between any of the Company and any of its Subsidiaries).

(e)            There is no audit, examination, claim or other Proceeding now currently in progress, pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax Return. There are no material Tax deficiencies or assessments claimed, proposed or asserted against (or otherwise with respect to) the Company or any of its Subsidiaries that have not been fully paid and finally settled. Neither the Company nor any of its Subsidiaries has extended or waived (or requested to extend or waive) any statute of limitations period for the assessment or collection of any material Tax.

(f)            During the two-year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction governed or intended to be governed by Section 355 of the Code.

(g)            The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Governmental Authority, all material Taxes that it was required to withhold from any payment to any employee, independent contractor, creditor, stockholder, vendor or other Person.

(h)            Neither the Company nor any of its Subsidiaries has participated or been party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(i)            The Company has delivered or made available to Parent true, complete and correct copies of all final versions of formal third-party studies or analyses regarding Section 382 of the Code with respect to the Company (excluding any superseded studies or analyses), if any, undertaken by the Company within the past six (6) years. To the Company’s Knowledge, as of the date hereof, without regard to the Merger, since the last “ownership change” occurring in 2020, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(j)            None of the assets of the Company or any of its Subsidiaries is subject to any Lien for a material amount of Taxes (other than Liens for Taxes not yet due and payable).

(k)            Neither the Company nor any of its Subsidiaries has, or has ever had, a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any Applicable Law) or a fixed place of business, in each case, in any jurisdiction other than the United States.

(l)            The Company currently is not, and has not been at any time during the past five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)            There are no private letter rulings, technical advice memorandums or similar rulings with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries that have been requested or issued within the past five (5) years.

(n)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made, or improper method of accounting or cash method of accounting used, on or prior to the Closing Date, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law) entered into on or prior to the Closing Date, (iii) “intercompany transaction” within the meaning of Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or non-U.S. Applicable Law) occurring on or prior to the Closing Date, (iv) “excess loss account” within the meaning of Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or non-U.S. Applicable Law) in existence on the Closing Date, (v) installment sale or open transaction disposition entered into on or prior to the Closing Date or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(o)            Neither the Company nor any of its Subsidiaries has requested or claimed any Tax credits (or received any refund or advance payment thereof) under the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act or Sections 3131, 3132 or 3134 of the Code (or any similar provision of state, local or non-U.S. Applicable Law).

Section 4.17       Employee Benefit Plans and Labor and Employment Matters.

(a)            Section 4.17(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all material Employee Plans.

(b)            With respect to each material Employee Plan, the Company has provided to Parent true and correct copies of (in each case to the extent applicable to such Employee Plan): (i) the current plan document and all amendments thereto or, if such Employee Plan is not in writing, a written description of the material terms of such Employee Plan; (ii) the most recent annual report (including applicable financial statements) filed with any Governmental Authority with respect to such Employee Plan; (iii) the most recent summary plan description and any subsequent summaries of material modifications related thereto, distributed to participants in such Employee Plan; (iv) all material Contracts relating to such Employee Plan, including all trust agreements, insurance contracts and policies and service provider agreements currently in effect; (v) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Employee Plan; (vi) the most recent annual actuarial valuation and financial statements prepared for such Employee Plan; (vii) all material written notices and correspondence since January 1, 2022 to or from a Governmental Authority relating to such Employee Plan; (viii) all coverage, nondiscrimination, top heavy or Code Section 415 tests performed with respect to such Employee Plan for the three most recently completed plan years; and (ix) all summaries of benefits and coverages in accordance with the Patient Protection and Affordable Care Act, Form 1094-C and representative samples of Form 1095-C for the four most recent plan years.

(c)            Each Employee Plan, has been established, documented, maintained, operated and administered in all material respects in accordance with its terms and in compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, (i) neither the Company nor any of its Subsidiaries has breached any fiduciary duty imposed upon it by ERISA or any other Applicable Law with respect to any Employee Plan; (ii) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA or Section 4975(c)(2) or 4975(d) of the Code) has occurred with respect to any Employee Plan; and (iii) all contributions, premiums, benefits and other payments due or required to have been paid to, under or with respect to each Employee Plan on or before the Effective Time have been (or will be) timely made in accordance with the terms of such Employee Plan and Applicable Law or, if not due until after the Effective Time, have been (or will be) accrued as a liability on the interim financial statements of the Company in accordance with GAAP or paid. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates would reasonably be expected to incur, directly or indirectly, a material penalty, Tax, fine, Lien or liability under ERISA, the Code or any other Applicable Law with respect to any Employee Plan, in each case as a result of non-compliance with ERISA, the Code or any such Applicable Law.

(d)            Each Employee Plan intended to be qualified under Section 401(a) of the Code is the subject of a current, unrevoked favorable determination letter (or, in the case of a pre-approved plan, is the subject of a current, unrevoked favorable opinion letter issued by the IRS to the sponsor of such pre-approved plan and upon which the Company and such Employee Plan are entitled, under applicable IRS guidance, to rely) to the effect that such Employee Plan is qualified and, to the Company’s Knowledge, nothing has occurred or failed to occur has, and no facts or circumstances exist that have, adversely affected or could reasonably be expected to adversely affect the qualified status of such Employee Plan.

(e)            The Company and each of its Subsidiaries is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder.

(f)            Each Employee Plan that provides deferred compensation that is subject to Section 409A of the Code satisfies (and at all relevant times has satisfied) the documentary and operational requirements of Section 409A of the Code.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event, including a subsequent termination of employment or service) could result in any payment or benefit that could, individually or in combination with any other such payment or benefit, reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation (whether pursuant to an Employee Plan or otherwise) to “gross-up,” indemnify, reimburse or otherwise compensate any individual for any additional Taxes or interest imposed pursuant to Section 409A or 4999 of the Code.

(h)            None of the Company, any of its Subsidiaries or any ERISA Affiliate has ever sponsored, maintained, participated in, contributed to or been obligated to contribute to, or has (or could reasonably be expected to have) any current or future liability or obligation (including any contingent liability or obligation) under or with respect to: (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is (or, at any time, was) subject to Section 302 or 303 of ERISA, Title IV of ERISA or Section 412 or 430 of the Code or otherwise constitutes a “defined benefit plan,” as defined in Section 3(35) of ERISA (whether or not subject to ERISA); (ii) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code; (iii) any multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; or (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. No Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)             None of the Company, any of its Subsidiaries or any Employee Plan provides (or contributes toward the cost of) or has any obligation or commitment to provide (or contribute toward the cost of) life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee, officer or any other individual (or their spouses, domestic partners, dependents or beneficiaries) after their retirement or other termination of employment or service, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code (or similar Applicable Law) and either (i) for which the covered individual pays the entire premium cost or (ii) for which any portion of the premium cost paid by the Company or its Subsidiaries would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(j)             No claim (other than routine claims for benefits) or Proceeding is pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Employee Plan. To the Company’s Knowledge, no Employee Plan is the subject of an on-going, audit, examination, investigation or other Proceeding by any Governmental Authority, nor has the Company been notified that any such audit, examination, investigation or Proceeding is pending or under consideration by any Governmental Authority.

(k)            Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event, including a subsequent termination of employment or service) could: (i) entitle any current or former employee, officer, director, consultant, independent contractor, or other service provider of or to the Company or any of its Subsidiaries to severance, unemployment compensation, bonus retention or change of control payments or benefits or to any other payment (whether under an Employee Plan or otherwise and whether in cash or equity); (ii) otherwise increase the amount or value of any benefit or compensation due or otherwise payable or required to be provided to any current or former employee, officer, director, consultant, independent contractor or other service provider of or to the Company or any of its Subsidiaries or forgive any indebtedness owed by any such individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment, vesting or funding of any benefit under any Employee Plan; (iv) require the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any current or former employee, officer, director, consultant, independent contractor or other service provider of or to the Company of any of its Subsidiaries; or (v) impair any of the rights of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates under or with respect to any Employee Plan, including the right to amend, terminate, merge or transfer the assets of any Employee Plan.

(l)             (i) The Company and its Subsidiaries are, and during the past four (4) years have been, in material compliance with all Applicable Laws relating to labor and employment, including fair employment practices, workplace safety and health, terms and conditions of employment, equal pay, unemployment compensation, workers’ compensation, accommodation of disabilities discrimination, religious accommodation, harassment, whistleblowing, retaliation, affirmative action, hiring (including the obtaining and use of consumer reports and investigative consumer reports for employment purposes), child labor, worker notification of mass layoffs and plant closures, employee leave (including sick leave, family and medical leave, paid vacation and paid time off), restrictive covenants, meal and rest breaks, wage statements, prevailing wages, wages and hours (including exemptions, payment of minimum wages, regular wages, overtime and termination pay), and the classification of independent contractors as non-employees for purposes of all Applicable Laws; (ii) except as would not result in material liability for the Company or its Subsidiaries, during the past four (4) years, the Company and its Subsidiaries have fully and timely paid all wages, wage premiums, salaries, bonuses, commissions, severance payments, vacation payouts, expense reimbursements, and other amounts that have come due and payable to its current and former employees pursuant to all Applicable Laws, Material Contract or internal policy; (iii) the Company and its Subsidiaries are not and have not been, during the past four (4) years, subject to any Order or citation of a Governmental Authority finding liability for violation of any Applicable Laws relating to labor or employment; and (iv) the Company and its Subsidiaries are, and during the past four (4) years have been, in material compliance with all Applicable Laws relating to immigration, including the requirements of the Immigration Reform Control Act of 1986 and all Applicable Laws with respect to collecting, verifying employees’ acceptable documentation, and retaining complete and accurate copies of U.S. Citizenship and Immigration Services Forms I-9 for each current and former employee for whom the Company and its Subsidiaries are required to main such records under Applicable Law. To the Company’s Knowledge, none of the employees of the Company or its Subsidiaries working in the United States lack authorization to do so under Applicable Laws.

(m)            There are no pending, or to the Company’s Knowledge, threatened, Proceedings against the Company or any of its Subsidiaries by any employee, independent contractor, former employee, or former independent contractor of the Company or any of its Subsidiaries before any Governmental Authority relating to any labor and employment matters.

(n)            Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement. No union or similar organization represents any employees with respect to their work for the Company and/or its Subsidiaries. There is no, and for the past four (4) years has not been, pending or, to the Company’s Knowledge, threatened strike, work stoppage, slowdown, picketing or organized labor dispute with respect to the employees of the Company and its Subsidiaries. To the Company’s Knowledge, there is no, and for the past four (4) years has not been any actual or threatened union organizing activity or application for certification of a collective bargaining agent or any unfair labor practice charges filed with the National Labor Relations Board.

(o)            Since the Applicable Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar Applicable Law (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; and since the Applicable Date, neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Applicable Law. None of Company’s employees has suffered an “employment loss” (as defined in the WARN Act) within the ninety (90) days preceding the date hereof.

(p)            The employment of an employee above the level of Vice President has not been terminated for any reason in the past six (6) months and, to the Company’s Knowledge, no employee at or above the level of Vice President has given the Company formal notice that he or she plans to terminate his or her employment with the Company.

(q)            All employees of the Company and its Subsidiaries are employed at will and not subject to any employment Contract with the Company and its Subsidiaries, whether oral or written, that provides for a fixed term of employment or creates a right to for an employee to receive severance pay upon termination.

(r)            During the past four (4) years, the Company and/or its Subsidiaries have not been a party to a settlement agreement arising from or resolving allegations of sexual harassment, sexual assault or misconduct of a sexual character. During the past four (4) years, no civil or criminal actions, demands or allegations of sexual assault, sexual harassment, or sexual misconduct have been asserted or threatened against any current officer or director of the Company and/or its Subsidiaries while employed in his or her capacity as an officer, director, or employee of the Company and/or its Subsidiaries.

Section 4.18       Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            no written notice, Order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws or relating to Hazardous Substances, and there are no Proceedings pending or, to the Company’s Knowledge, threatened which allege any liability of or violation by the Company or any of its Subsidiaries relating to any Environmental Laws or Hazardous Substances; and

(b)            the operations of the Company and its Subsidiaries are in compliance with the terms of applicable Environmental Laws and all environmental permits necessary for their operations.

Section 4.19      Material Contracts.

(a)            As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)        any Contract that constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)       any Contract limiting in any material respect the ability of the Company or its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) engage or compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or its Subsidiaries (excluding any employee non-solicitation provisions contained in Contracts entered into in the ordinary course of business), including by way of an “exclusivity” provisions in favor of any Person that is not the Company nor any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(iii)      any Contract granting any Person a “most favored nation” right, right of first refusal, right of first negotiation, or other similar right with respect to the terms thereof, in each case in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)      any Contract with any of the ten (10) largest suppliers by dollar volume of purchases made by the Company and its Subsidiaries during the twelve (12) months ended December 31, 2024 and the ten (10) largest affinity partner relationships by the dollar volume of payments made to such affinity partners as a result of the Company’s revenue sharing arrangements during the twelve (12) months ended December 31, 2024;

(v)       any Contract or series of related Contracts that obligates the Company or any of its Subsidiaries to make any future capital expenditures in excess of $500,000;

(vi)      any Contract, other than an Employee Plan, between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or executive officer) thereof, on the other hand;

(vii)     any Contract (other than the organizational documents of the Company and its Subsidiaries) that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any joint venture, partnership for Tax purposes, or other similar arrangement;

(viii)    any Contract (A) entered into since the Applicable Date (B) that contains material continuing representations, covenants, indemnities or other obligations of the Company after the date hereof and, in each case of the foregoing clauses (A) and (B), that provides for the disposition or acquisition (whether by merger, consolidation, the sale of equity interests, the sale of all or substantially all of the assets, or otherwise) of any business or any equity interests of any Person;

(ix)       any Contract with a Governmental Authority;

(x)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly-owned Subsidiaries, (C) letters of credit obtained in connection with a Real Property Lease and (D) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(xi)       any settlement Contract with ongoing obligations (other than solely ongoing (x) confidentiality obligations or (y) other obligations that are immaterial), other than (A) releases that are immaterial in nature or amount and entered into in the ordinary course of business, or (B) settlement Contracts only involving payments that do not exceed $250,000 in any individual case;

(xii)      any collective bargaining agreement or other Contract with any labor union, labor organization, works council;

(xiii)     any Contract, other than an Employee Plan, that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period following the date hereof of $500,000 or more in any individual case;

(xiv)     the Real Property Leases; and

(xv)      any Contract (A) under which the Company or its Subsidiaries has granted or received a license or other right to any Intellectual Property, (B) relating to the acquisition, ownership, or development of Intellectual Property, or (C) otherwise adversely affecting the Company’s or its Subsidiaries’ ability to use, enforce, or disclose any Intellectual Property (excluding, in each case of the foregoing clauses (A) through (C), (I) non-exclusive licenses or rights granted in the ordinary course of business, and (II) non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf software that are provided in executable form only and used solely for the Company’s and its Subsidiaries’ internal business purposes, with an aggregate replacement cost of less than $250,000) (each Contract constituting any of the foregoing types described in clauses (i)-(xv), a “Material Contract”).

(b)            The Company has made available to Parent a true, complete and correct copy of each Material Contract. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is valid and in full force and effect (subject to the Bankruptcy and Equity Exception), (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract, and (iii) each Material Contract is a valid, binding and enforceable obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written notice or other written communication from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner materially adverse to Company and its Subsidiaries any Material Contract.

Section 4.20       Brokers. Except for Morgan Stanley & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions. Section 4.20 of the Company Disclosure Schedule sets forth the aggregate fees and expenses payable to Morgan Stanley & Co. LLC in connection with the Transactions.

Section 4.21       Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. A true and complete copy of the signed, written opinion of Morgan Stanley & Co. LLC will promptly following the receipt thereof by the Company be made available to Parent after the date hereof for informational purposes only.

Section 4.22       Takeover Laws. The Company has taken all action necessary to exempt the Merger, this Agreement, the Support Agreements, and the Transactions from the restrictions on business combinations set forth in any Takeover Laws.

Section 4.23       Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the material, currently active policies, binders and insurance contracts that are maintained by or for the benefit of the Company and its Subsidiaries (the “Insurance Policies”), is in full force and effect with all premiums due having been paid in full, and the Company is not in default under any Insurance Policy, (b) neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy and (c) none of the policy limits under any of the Insurance Policies have been eroded by the payment of claims. A true, complete and accurate copy of each of the Insurance Policies has been made available to Parent.

Section 4.24       Related Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any Contract with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that is not so disclosed.

Section 4.25       HSR Act. As of and immediately prior to the Closing, in relation to the HSR Act, the person (as such term is defined in 16 C.F.R. § 801.1(a)(1) and interpreted by the Federal Trade Commission) within which the Company is included will have (a) annual net sales (as determined pursuant to 16 C.F.R. § 801.11) of less than the $100,000,000 (as adjusted) threshold set forth in 15 U.S. Code § 18a(a)(2)(B)(ii) (currently $252,900,000) and (b) total assets (as determined pursuant to 16 C.F.R. § 801.11) of less than the $100,000,000 (as adjusted) threshold set forth in 15 U.S. Code § 18a(a)(2)(B)(ii) (currently $252,900,000).

Section 4.26       No Other Representations and Warranties. Except for the representations and warranties expressly made by the Company in this ARTICLE 4 or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person makes any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or the Transactions, notwithstanding any other statements made or the delivery or disclosure to the Parent and Merger Subsidiary or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE 5
Representations and Warranties of Parent

Except as set forth in the Parent Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face), Parent hereby represents and warrants to the Company as follows:

Section 5.1         Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.2         Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the Support Agreements, and the Equity Commitment Letter and the consummation by Parent and Merger Subsidiary of the Transactions are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Subsidiary. Parent, in its capacity as sole stockholder of Merger Subsidiary, shall execute and deliver to Merger Subsidiary a written consent adopting this Agreement immediately following the execution of this Agreement by the parties hereto. Each of this Agreement, the Support Agreements, and the Equity Commitment Letters constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3         Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with applicable requirements of the HSR Act, if any, (iii) compliance with any applicable requirements of the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4         Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the Support Agreements, and the Equity Commitment Letters and the consummation by Parent and Merger Subsidiary of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.3, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5         Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.6         Brokers. Except for B. Riley Securities, Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

Section 5.7         Financing.

(a)            As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of the fully executed equity commitment letter of even date herewith (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date hereof, the “Equity Commitment Letter”) between the investor party thereto (the “Investor”) and Parent pursuant to which the Investor has committed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”). All commitments and other fees required to be paid under the Equity Commitment Letter prior to the date hereof have been paid in full.

(b)            Net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter and this Agreement, will be in an amount sufficient, together with the Cash on Hand and the Deposit Amount, to consummate the Merger when and upon the terms contemplated by this Agreement, to make all payments required by this Agreement to be made in connection with the Closing, and pay all related fees and expenses required to be paid by the Company, Parent and Merger Subsidiary on the Closing Date in connection with the Transactions (collectively, the “Required Amount”).

(c)            As of the date hereof, the Equity Commitment Letter (in the executed form delivered by Parent to the Company) is in full force and effect and constitute the valid, binding and enforceable obligation of Parent and the Investor, as applicable, enforceable in accordance with its terms, and has not been amended or modified. The commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect. Except for the Equity Commitment Letter, as of the date of this Agreement, there are no side letters or other Contracts or arrangements related to the terms of the Equity Financing. The Equity Commitment Letter provides that, subject to the terms and conditions set forth therein, including the Additional Financing Condition, the Company is an express third-party beneficiary thereunder, entitled to enforce the Equity Commitment Letter in accordance with its terms. As of the date hereof, there are no conditions precedent or other contingencies related to the funding, investing or use of the full amount of the Equity Financing contemplated by the Equity Commitment Letter, other than the conditions precedent set forth in the Equity Commitment Letter (such conditions precedent, the “Financing Conditions”). As of the date hereof, assuming that the closing condition set forth in Section 9.2(b) would be satisfied, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing will not be available to Parent on the Closing Date.

Section 5.8         Solvency. Assuming (i) the satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in ARTICLE 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects) and (iii) after giving effect to the Transactions, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws of the United States governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the definition of Solvent, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” shall have the meanings generally determined with respect to such quoted terms in accordance with Applicable Laws governing determinations of the insolvency of debtors.

Section 5.9         Ownership of Company Stock. Parent and its Affiliates (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) do not directly or indirectly beneficially own (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) five percent (5%) or more of the outstanding shares of Company Stock or other securities of the Company (assuming for this purpose the full exercise of any options, warrants or other rights to acquire Company Stock or other securities of the Company held by such persons). At no time during the past three years has Parent, Investor or any of their respective “affiliates” or “associates” been an “interested stockholder” such that the restrictions in Section 203 of the DGCL would apply to the Transactions.

Section 5.10       Stockholder and Management Arrangements. As of the date hereof, other than the arrangements specifically set forth in this Agreement with respect to the Equity Commitment Letter and the Support Agreements, neither Parent or Merger Subsidiary nor any of their respective Affiliates is a party to any Contract, arrangement, commitment or understanding, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries pursuant to which (a) any such holder of shares of Company Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Stock or (b) any Person (including any stockholder, director, officer, employee or other Affiliate of the Company) has agreed to provide, directly or indirectly, equity investment to Parent, Merger Subsidiary or the Company to finance any portion of the Transactions.

Section 5.11       HSR Act. As of and immediately prior to the Closing, in relation to the HSR Act, the person (as such term is defined in 16 C.F.R. § 801.1(a)(1) and interpreted by the Federal Trade Commission) within which the Parent is included will have (a) annual net sales (as determined pursuant to 16 C.F.R. § 801.11) of less than the $100,000,000 (as adjusted) threshold set forth in 15 U.S. Code § 18a(a)(2)(B)(ii) (currently $252,900,000) and (b) total assets (as determined pursuant to 16 C.F.R. § 801.11) of less than the $100,000,000 (as adjusted) threshold set forth in 15 U.S. Code § 18a(a)(2)(B)(ii) (currently $252,900,000).

Section 5.12       Deposit Amount. Prior to the date of this Agreement, Parent has caused the Deposit Amount to be deposited with the Company.

Section 5.13       Exclusivity of Representations and Warranties. No Other Representations and Warranties. Each of Parent and Merger Subsidiary, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 4 or in any certificate delivered by the Company pursuant to this Agreement: (i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions; (ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Subsidiary or any of their respective Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives (or any other Person); and (iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Subsidiary or any of their respective Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

Section 5.14       No Reliance. Each of Parent and Merger Subsidiary, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 4, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on: (i) any other representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Subsidiary or any of their respective Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE 6
Covenants of the Company

The Company agrees that:

Section 6.1         Conduct of the Company.

(a)            Except (i) as required by Applicable Law, (ii) as expressly contemplated by this Agreement or (iii) as set forth in Section 6.1 of the Company Disclosure Schedule, from the date hereof until the Effective Time (or such earlier date and time on which this Agreement is terminated pursuant to ARTICLE 10), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business; provided, however, that no action taken or omitted to be taken by the Company or any of its Subsidiaries with respect to the matters specifically addressed by Section 6.1(b) shall be deemed to be a breach of this Section 6.1(a) unless such action would constitute a breach of Section 6.1(b).

(b)            Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement or set forth in Section 6.1 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time (or such earlier date and time on which this Agreement is terminated pursuant to ARTICLE 10), the Company shall not, nor shall it permit any of its Subsidiaries to:

(i)         amend its certificate of incorporation, bylaws or other similar organizational documents;

(ii)        (A) adjust, split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries to the Company or to any other wholly-owned Subsidiary of the Company or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than as permitted or required in accordance with the terms of Company Equity Awards that are outstanding on the date of this Agreement or are granted to the extent not prohibited by this Agreement;

(iii)       (A) issue, deliver, pledge, grant, transfer, or sell, or authorize the issuance, delivery, pledge, grant, transfer, or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (x) any shares of Company Stock upon the settlement of Company Equity Awards, in each case that are outstanding on the date of this Agreement, or (y) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (B) amend any term of any Company Security or any Company Subsidiary Security;

(iv)       acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation or partnership or other business organization, or division thereof, or a material amount of the assets, securities, properties, interests or businesses of such Person, other than pursuant to Contracts existing as of the date hereof and set forth on Section 6.1(b)(iv) of the Company Disclosure Schedule;

(v)       sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (A) pursuant to Contracts existing as of the date hereof and set forth on Section 6.1(b)(v) of the Company Disclosure Schedule, (B) the sale of inventory in the ordinary course of business, or (C) assets or properties sold, leased or transferred pursuant to this clause (C) having a value of less than $100,000 in the aggregate during the period from the date of this Agreement through the Closing;

(vi)       make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) extensions of trade credit to customers in the ordinary course of business, (B) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance with the Company’s (or applicable Subsidiary of the Company’s) policies related thereto, or (C) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;

(vii)     incur any indebtedness for borrowed money or guarantees thereof, other than any indebtedness or guarantee incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries; provided, however, that trade accounts payable incurred in the ordinary course of business shall not be considered indebtedness for purposes of this Section 6.1(b)(vii);

(viii)    other than as required by the terms of an Employee Plan as in effect on the date hereof and disclosed to Parent or except as otherwise provided for in this Agreement or by Applicable Law and subject to Section 6.1(b)(iii), (A) announce or accelerate the vesting or payment of, or grant any compensatory equity award, (B) increase any severance or termination pay (or amend any existing severance pay or termination arrangement) for the benefit of any of the employees, directors, or other service providers of the Company or its Subsidiaries, except for increases or amendments in the ordinary course of business with respect to an employee of the Company or its Subsidiaries with annual base salary of less than $250,000, (C) establish, adopt, enter into or materially amend any material service, consulting, deferred compensation or other similar material Contract, (D) increase compensation or bonus opportunity payable or to become payable or benefits provided under an Employee Plan or otherwise, in each case except for increases in the ordinary course of business with respect to a current employee of the Company or its Subsidiaries not to exceed the greater of an amount equal to five percent (5%) of each such employee’s compensation or bonus or an amount of $10,000, as applicable, (E) establish, adopt, materially amend or terminate any material Employee Plan (other than general changes to the Company’s health and welfare plans made during the open enrollment process in the ordinary course of business), (F) hire any new employees, unless such hiring is in the ordinary course of business and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $250,000, or (G) terminate, other than for Cause (as such term is defined in Section 7.5(b) of the Company Disclosure Schedule) or because of the employee’s performance failure, (1) more than, in the aggregate, ten (10) Company employees holding a title below the vice president level or (2) any Company employee holding a title of vice president or higher; provided, that, as used herein, a “performance failure” means demonstrated incompetence or a consistent failure to meet the established job performance expectations in such a manner as has customarily been sufficient as grounds for termination in the ordinary course of business and for which termination has consistently been the consequence with respect to other employees who are similarly situated to the employee;

(ix)       change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act;

(x)        (A) make, revoke or change any material Tax election, (B) adopt or change any material accounting method for Tax purposes or change any Tax accounting period, (C) request or agree to any extension or waiver of the statute of limitations relating to a material amount of Taxes, (D) file any material amended Tax Return, (E) enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law), (F) surrender any right to claim a material Tax refund, (G) settle, adjust or compromise any audit, examination, claim or other Proceeding relating to a material Tax liability, or (H) prepare and file any material Tax Return in a manner materially inconsistent with past practice;

(xi)       waive, settle, or compromise any material Proceeding involving or against the Company or any of its Subsidiaries, other than any such waiver, settlement, or compromise that involves the payment of monetary damages not in excess of $500,000 in the aggregate; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(xii)      other than new Contracts with customers or suppliers entered into in the ordinary course of business which, in the case of new Contracts with suppliers involve payment obligations of the Company of no more than $500,000 individually, or $1,000,000 in the aggregate, over a twelve (12) month period, (A) enter into any Contract which, if in existence on the date of this Agreement, would have been a Material Contract or (B) materially modify or amend or terminate any Material Contract (other than, in each case, the expiration or renewal of any Material Contract in accordance with its terms);

(xiii)     engage in any transaction with, or enter into any Contract, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xiv)     adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise change its form of legal entity;

(xv)      implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs or other such actions at a level that triggers the WARN Act;

(xvi)     incur or commit to incur any capital expenditure greater than $500,000 in the aggregate;

(xvii)    modify any privacy policies of the Company or any of its Subsidiaries or integrity, security, or operation of the Company IT Systems in a manner that would materially impede the ability of the Company or any of its Subsidiaries to conduct their businesses as they are currently conducted;

(xviii)   abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Owned IP, or grant any right or license to any Owned IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business;

(xix)     adopt or implement any stockholder rights plan or similar arrangement;

(xx)      enter into any voting agreement, voting trust, stockholder agreement or other similar Contract applicable to or governing the voting of any shares of capital stock of the Company or equity, membership, partnership or other interests in any of the Subsidiaries of the Company; or

(xxi)     agree, resolve or commit to do any of the foregoing.

Section 6.2         Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable (and no later than 30 days following the first mailing of the Proxy Statement to the stockholders of the Company) for the purpose of obtaining the Company Stockholder Approval. Once established, the Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), unless required by Applicable Law. Subject to Section 6.3, the Board of Directors of the Company shall (i) include the Company Board Recommendation in the Proxy Statement, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval (which efforts shall include engaging a reputable proxy solicitor on customary terms) and (iii) otherwise comply with all Applicable Laws relating to the Company Stockholder Meeting. Notwithstanding the foregoing, if on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Stock to constitute a quorum or to obtain the Company Stockholder Approval, the Company shall have the right to make postponements or adjournments of the Company Stockholder Meeting (it being understood that the Company may not postpone, recess or adjourn the Company Stockholder Meeting more than two times or to a date that is less than five (5) Business Days before the End Date pursuant to this clause without Parent’s prior written consent). The Company shall use reasonable best efforts to keep Parent reasonably informed regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) shall be the only matter (other than procedural matters including stockholder approval of golden parachute compensation) that the Company shall propose to be acted on at the Company Stockholder Meeting. If the Board of Directors of the Company makes an Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to a vote of the holders of Company Stock at the Company Stockholders Meeting, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

Section 6.3         Go-Shop; No Solicitation; Other Offers.

(a)            Go-Shop. Notwithstanding anything to the contrary contained in Section 6.3(b)(i), Section 6.3(b)(ii), Section 6.3(b)(vii) and Section 6.3(f), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Pacific Time) on November 13, 2025 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) solicit, initiate and knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal from any Third Party that is not a No-Shop Party; (ii) continue, encourage, enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party that is not a No-Shop Party in furtherance of any Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided that (A) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party (and in any event within 24 hours), and (B) the Company and its Subsidiaries will not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Acquisition Proposal or inquiry; and (iii) approve, authorize, agree, or publicly announce any intention to do any of the foregoing; provided that if any such action has the effect of withdrawing or amending, qualifying or modifying, in each case, in a manner adverse to Parent the Company Board Recommendation, such action shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in connection with such action.

(b)            No Solicitation or Negotiation. Except as expressly permitted by Section 6.3(a) and Section 6.3(c), until the earlier to occur of the termination of this Agreement pursuant to ARTICLE 10 and the Effective Time, neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) continue, encourage, enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party in furtherance of any Acquisition Proposal, (iii) withdraw or amend, qualify or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation (or recommend, adopt, approve, endorse or otherwise declare advisable an Acquisition Proposal or make any public statement inconsistent with the Company Board Recommendation), it being understood that it shall be considered a modification of the Company Board Recommendation adverse to Parent if (A) any Acquisition Proposal structured as a tender or exchange offer is commenced by a Person other than a member of the Parent Affiliated Group and the Board of Directors of the Company fails to publicly recommend against acceptance of such tender or exchange offer by the Company stockholders in any solicitation or recommendation statement on Schedule 14D-9 filed by the Company with the SEC in connection with such tender offer or exchange offer, (B) any Acquisition Proposal is publicly announced by a Person other than a member of the Parent Affiliated Group (other than by the commencement of a tender or exchange offer) and the Board of Directors of the Company fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Board of Directors of the Company reaffirms the Company Board Recommendation, or (C) the Company fails to include the Company Board Recommendation in the Proxy Statement (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) enter into any agreement in principle, letter of intent or term sheet, merger agreement, acquisition agreement, option agreement or other similar Contract relating to an Acquisition Proposal (any such agreement, other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”), (vi) approve, except at the written request or with the prior written consent of Parent, any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (vii) approve, authorize, agree, or publicly announce any intention to do any of the foregoing.

(c)            Exceptions to No Solicitation or Negotiation.

(i)        Exception for Diligence and Discussions. Notwithstanding anything to the contrary in Section 6.3(b) or any other provision of this Agreement, if after the date hereof and prior to obtaining the Company Stockholder Approval the Company or any of its Representatives has received a bona fide Acquisition Proposal that is not a result of a breach of this Section 6.3, then (x) the Company and its Representatives may enter into an Acceptable Confidentiality Agreement and make inquiries for the purpose of clarifying such Acquisition Proposal as is reasonably necessary to determine if such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (y) if the Company’s Board of Directors reasonably determines such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives, may (A) enter into and participate in negotiations or discussions with the Third Party and its Representatives making such Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party.

(ii)       Exception for Superior Proposal. Notwithstanding any other provision of this Agreement, but subject to compliance with Section 6.3(d), at any time prior to obtaining the Company Stockholder Approval, if the Company has received a bona fide Acquisition Proposal that is not a result of a breach of this Section 6.3, and which the Company’s Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal then the Board of Directors of the Company may make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 10.1(d) in order to enter into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal if the failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under Applicable Law.

(iii)      Exception for Intervening Events. Notwithstanding any other provision of this Agreement, but subject to compliance with Section 6.3(d), at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under Applicable Law, the Board of Directors of the Company may, in response to an Intervening Event, make an Adverse Recommendation Change.

(iv)      Compliance with Rule 14e-2(a). In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.3; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action, or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(d)            Required Notices and Actions.

(i)         At any time from the date of this Agreement until the earlier to occur of the termination of this Agreement and the Effective Time, the Company shall notify Parent promptly, but in no event later than twenty-four (24) hours, after receipt by the Company (or any of its Representatives) of (A) any Acquisition Proposal, (B) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to make, or has made, an Acquisition Proposal or (C) any discussions or negotiations that are sought to be initiated or continued with the Company or any of its Subsidiaries or any of its or their respective Representatives from any Person (other than Parent) with respect to any Acquisition Proposal, including in such notification, a copy (if in writing) of documents or written summary of material terms (if oral) relating to such expression of interest, proposal, offer or request for information, and the identity of the Person from which such expression of interest, proposal, offer or request for information was received. The Company shall keep Parent reasonably informed of the status of any such Acquisition Proposal (including, any copies (if in writing) of documents or written summaries of material terms (if oral) of any proposed agreements and material amendments or modifications thereto, and a copy of any other documents provided by the relevant counterparty relating thereto) and the status of any discussions or negotiations regarding any such Acquisition Proposal, and in the case of any proposed or agreed upon modification to the terms of any such Acquisition Proposal, the Company shall notify Parent of such modification promptly, but in no event later than twenty-four (24) hours, of the Company’s or any of its Subsidiaries’ or any of its or their respective Representatives’ knowledge of any such modification.

(ii)        Prior to taking any action described in Section 6.3(c)(ii) or Section 6.3(c)(iii), the Company shall notify Parent of its intent to take such action, which notice shall specify, as applicable, the (A) identity of the Person making any Superior Proposal and the material terms and conditions thereof (including any proposed draft Alternative Acquisition Agreement) or (B) the fact, event, change or development in circumstances giving rise to an Intervening Event. After delivery of such notice if requested by Parent, the Company shall, and shall direct its Representatives to, negotiate with Parent and its Representatives (to the extent Parent desires to do so) for a period ending at 11:59 p.m. (Pacific Time) on the fifth (5th) Business Day immediately following the date of such notice (the “Notice Period”) to amend this Agreement such that (x) the Superior Proposal giving rise to such notice would no longer constitute a Superior Proposal or (y) the Intervening Event giving rise to such notice would no longer provide the basis for an Adverse Recommendation Change. If the financial or other material terms of the relevant Acquisition Proposal are materially amended or modified, then the Company will deliver to Parent a new notice pursuant to this clause (ii), except that the Notice Period shall instead end at 11:59 p.m. (Pacific Time), on the third (3rd) Business Day immediately following the date such new notice is delivered to Parent (but no such new notice will shorten the initial Notice Period).

(iii)       Notwithstanding anything to the contrary in this Agreement, the giving of a notice required by or otherwise complying with this Section 6.3(d) shall not constitute an Adverse Recommendation Change.

(e)            Application of this Provision to Representatives. Any violation of the restrictions on the Company set forth in this Section 6.3 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3 by the Company.

(f)            Obligation to Terminate Discussions. Subject to this Section 6.3, the Company (A) with respect to any No-Shop Party, on the date hereof, and (B) with respect to any other Third Party, other than an Excluded Party, on the No-Shop Period Start Date:

(i)        shall, and shall cause its Subsidiaries to, cause its and their Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, and

(ii)       shall promptly request that all copies of all confidential information that the Company or any of its Representatives have distributed or made available to any such Third Party in connection with their consideration of any Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Third Party that contains, reflects or analyzes that information) be promptly destroyed or returned to the extent required by any confidentiality or similar agreement with such Third Party, and cause any physical or virtual data room to no longer be accessible to or by any such Third Party.

(g)            Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i)        “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (other than with respect to any standstill or similar provisions).

(ii)       “Excluded Party” means any Third Party, other than a No-Shop Party, that has made a bona fide Acquisition Proposal prior to the No-Shop Period Start Date that is not a result of a breach of this Section 6.3 that the Company’s Board of Directors reasonably determines constitutes or could reasonably be expected to lead to a Superior Proposal.

(iii)      “Intervening Event” means, with respect to the Company, a material fact, event, change or development in circumstances that (A) arises after the date hereof and was not known (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) to the Board of Directors of the Company as of or prior to the date hereof and (B) did not result from or arise out of the announcement or pendency of the Transactions or any action taken or not taken by the Company that is required or expressly contemplated pursuant to this Agreement; provided, however, that in no event shall the following facts, events, changes or development in circumstances constitute an Intervening Event: (w) the receipt, existence, or terms of an Acquisition Proposal (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (x) any change in the market price or trading volume, of the Company Stock (it being understood that this clause (x) shall not prevent the Company from asserting that any fact, event, change or development in circumstances not otherwise excluded that may have contributed to such change may constitute an Intervening Event); (y) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof (it being understood that this clause (y) shall not prevent the Company from asserting that any fact, event, change or development in circumstances not otherwise excluded may have contributed to meeting or exceeding any internal or published financial projections may constitute an Intervening Event);  or (z) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(iv)      “No-Shop Party” means any Person or group of Persons, set forth on Section 6.3(g)(iv) of the Company Disclosure Schedule, or any Affiliate thereof.

(v)       “Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of Section 6.3, for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith, after considering the advice of its financial advisor and outside legal counsel and taking into account all the financial, regulatory, legal and other terms and conditions of the Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the likelihood of consummation), if consummated, is more favorable from a financial point of view to the Company’s stockholders than the Transactions.

Section 6.4         Access to Information. Subject to Applicable Law and the Confidentiality Agreement, from the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to ARTICLE 10, upon reasonable advance notice, the Company shall (i) afford Parent and its Representatives reasonable access during normal business hours to the personnel, properties, Contracts, and books and records of the Company and its Subsidiaries; and (ii) furnish to Parent and its Representatives such financial and operating data and other information concerning the business and operations of the Company and its Subsidiaries as Parent and its Representatives may reasonably request (including, subject to customary redaction, any applicable approved minutes of the meetings of the Board of Directors and any committees thereof); provided, that the Company shall not be obligated to provide such access or furnish such data or other information pursuant to this Section 6.4 if the Company determines, based on advice of outside counsel, that doing so would reasonably be expected to (A) violate Applicable Law or any Contract to which the Company or any Subsidiary thereof is a party, (B) waive the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (C) involve documents or information relating to (x) the Company’s interactions with other prospective buyers of the Company that occurred prior to the No-Shop Period Start Date, (y) the Company’s evaluation or negotiation of this Agreement or the Transactions, or (z) the Company’s analysis, valuation, or consideration of the Transactions or any Acquisition Proposal (except to the extent required under Section 6.3). Nothing in this Section 6.4 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information; provided that in the cases of clause (A) and (B) the Company shall inform Parent as to the general nature of what is being withheld and shall use its reasonable best efforts to make appropriate substitute arrangements to permit such disclosure in a manner that would not jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or contravene any Applicable Law (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). Any investigation conducted by Parent and its Representatives pursuant to this Section 6.4 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business or operations of the Company or any of its Subsidiaries or (ii) create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. The terms and conditions of the Confidentiality Agreement, including the use restrictions therein, will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4.

Section 6.5         Resignations. At the written request of Parent, the Company shall use reasonable best efforts to cause any director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time. Such resignations shall only constitute resignation as a director or officer of the Company or its Subsidiaries, and shall not, for the avoidance of doubt, affect his or her employment with the Company or any of its Subsidiaries.

Section 6.6         Payoff Letters. The Company shall, and shall direct its Representatives to, use reasonable best efforts to deliver or cause to be delivered to Parent at least five (5) Business Days prior to the Closing an executed payoff letter, in the form attached hereto as Exhibit A, or final invoices, in customary forms, from the Representatives of the Company set forth on Section 6.6 of the Company Disclosure Schedule, with respect to all fees, costs and expenses of the Company and its Subsidiaries incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, and the consummation of the Transactions and the Merger (collectively, “Company Transaction Expenses”) and (a) setting forth the aggregate amounts required to be paid in order to pay in full all obligations outstanding pursuant to such Company Transaction Expenses as of the Closing and providing wire instructions for such payment, and (b) providing that, upon payment in full of such amounts, the obligations of the Company and its Subsidiaries with respect to such payee shall be fully satisfied and of no further force and effect (other than customary indemnification provisions). Company shall pay or cause to paid such amounts in full on or before the Closing Date.

ARTICLE 7
Covenants of Parent

Parent agrees that:

Section 7.1         Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other Transactions.

Section 7.2         Obligations of Merger Subsidiary. Parent shall execute a written consent approving and adopting this Agreement and the Transactions in its capacity as the sole stockholder of Merger Subsidiary and take all other actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and conditions set forth in this Agreement.

Section 7.3         Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of the approval and adoption of this Agreement and the Transactions at the Company Stockholder Meeting.

Section 7.4         Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to:

(a)            For at least six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring prior to the Effective Time and arising from such Indemnified Person’s service as a director or officer of the Company, and (ii) pay on an as-incurred basis reasonable fees and expenses of any Indemnified Person (including reasonable fees and expenses of counsel) in advance of the final disposition of any Proceeding that is the subject of the right to indemnification in this Section 7.4(a) and Section 7.4(b), within thirty (30) days of receipt by the Surviving Corporation from such Indemnified Person of a written claim therefor, provided that with respect to this clause (ii), such Indemnified Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, non-appealable Order, that such Indemnified Person is not entitled to indemnification pursuant to clause (i), to the fullest extent permitted by the DGCL or any other Applicable Law and provided under the Company’s certificate of incorporation and bylaws in existence on the date of this Agreement.

(b)            For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the Surviving Corporation) regarding elimination of liability of directors and officers, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company’s certificate of incorporation in existence on the date of this Agreement.

(c)            Prior to the Effective Time, the Company shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time, or the Company shall purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.4(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)            If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.

(e)            The rights of each Indemnified Person under this Section 7.4 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the DGCL or any other Applicable Law or under any Contract of any Indemnified Person with the Company or any of its Subsidiaries set forth on Section 7.4(e) of the Company Disclosure Schedule, and nothing herein shall modify, abridge, narrow or restrict any such rights. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and such Indemnified Person’s successors, heirs and representatives. Each Indemnified Person shall be a third-party beneficiary of this Section 7.4. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing its rights under this Section 7.4. Notwithstanding any other provision of this Agreement, if any claim is made against any Indemnified Person prior to the sixth (6th) anniversary of the Effective Time, this Section 7.4 shall survive the consummation of the Merger and continue in effect with respect to such claim until the final disposition of that claim. This Section 7.4 shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by each Indemnified Person and their successors, heirs or representatives.

Section 7.5         Employee Matters.

(a)            For a period of twelve (12) months following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is a Company Employee immediately prior to the Effective Time and continues to be employed immediately following the Effective Time by Parent or the Surviving Corporation or any Subsidiary thereof (each, a “Continuing Employee”), (i) a base salary or hourly wage rate that is not substantially less than that provided to such Continuing Employee immediately prior to the Closing Date, (ii) target short-term cash incentive opportunities (including annual cash bonuses, but excluding commissions or other incentives, long-term incentives and equity or equity-based compensation or opportunities) that are substantially similar, in the aggregate, to those provided to such Continuing Employee immediately prior to the Closing Date (including annual cash bonuses, but excluding commissions or other incentives, long-term incentives and equity or equity-based compensation or opportunities), unless the Continuing Employee’s classification under the Fair Labor Standards Act changes following the date hereof, and (iii) other employee benefits (excluding any equity or equity-based, nonqualified deferred compensation, retention, severance, incentive, bonus, change in control or transaction compensation or arrangements, and defined benefit pension and post-employment welfare benefits) that are substantially comparable in the aggregate, to those provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Closing Date under the Employee Plans set forth in Section 4.17(a) of the Company Disclosure Schedule (excluding any equity or equity-based, nonqualified deferred compensation, retention, severance, incentive, bonus, change in control or transaction compensation or arrangements and defined benefit pension and post-employment welfare benefits).

(b)            During the Continuation Period, Parent shall provide or cause the Surviving Corporation to provide each Continuing Employee whose employment is terminated by Parent or one of its Subsidiaries with severance benefits and on terms and conditions, in each case, that are no less favorable than the severance payments and benefits that an individual at Continuing Employee’s level is eligible to receive pursuant to the severance guidelines set forth in Section 7.5(b) of the Company Disclosure Schedule.

(c)            During the Continuation Period, with respect to any employee benefit plan, program or arrangement sponsored by Parent, the Surviving Corporation or any other Subsidiary of Parent in which a Continuing Employee is eligible to participate after the Effective Time in substitution for a similar Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time, Parent shall use, and shall cause the Surviving Corporation to use, reasonable best efforts to cause such employee benefit plan, program or arrangement (each such employee benefit plan, program or arrangement, a “New Benefit Plan”) to treat, for purposes of determining such Continuing Employee’s eligibility to participate, vesting (other than with respect to vesting of equity and equity-based compensation and awards) and, solely with respect to severance, vacation and similar paid time off, level of benefits, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or any of its respective Subsidiaries; provided, that such service need not be taken into account to the extent it would result in duplication of benefits for the same period of service or was not taken into account for such purposes under the corresponding Employee Plan.

(d)            During the Continuation Period, with respect to any New Benefit Plan that is a welfare plan, Parent shall, and shall cause the Surviving Corporation to, use reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work and evidence of insurability requirements with respect to participation and coverage requirements applicable to the Continuing Employees eligible to participate in such New Benefit Plan (and their eligible dependents and beneficiaries), to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Employee Plan in which such employees participated immediately prior to the Effective Time, (ii) provide such Continuing Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under such New Benefit Plan, and (iii) credit the accounts of each Continuing Employee pursuant to any Parent or Subsidiary benefit plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee for the year in which the closing occurs. All vacation or paid time off accrued by Continuing Employees under the vacation or paid time off policies of the Company shall be carried over by Parent or the employing Subsidiaries, as applicable, and shall be permitted to be maintained up to the levels permitted under the applicable policy of the Company and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(e)            The provisions of this Section 7.5 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a Third Party beneficiary of this Agreement, and no provision of this Section 7.5 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries. Nothing contained herein (including Section 5.10 and Section 5.13) shall, or shall be construed so as to (i) to prevent or restrict in any way the right of Parent, the Surviving Corporation or any of Parent’s other Affiliates to terminate, reassign, promote or demote any employee, consultant, director or other service provider (or to cause any of the foregoing actions) at any time following the Effective Time, or to change (or cause the change of) the terms and conditions of employment or service of any such employee, consultant, director or other service provider at any time following the Effective Time, (ii) as an amendment to, modification, termination or establishment of, any Employee Plan or compensation or benefit plan, program, agreement, arrangement or policy of Parent or any of its Subsidiaries, or (iii) to prevent the Parent, the Surviving Corporation or any of Parent’s Affiliates from amending, modifying, terminating or establishing any Employee Plan or other compensation or benefit plan, program, agreement, arrangement or policy at any time after the Effective Time.

Section 7.6         Equity Financing.

(a)            On the terms and subject to the conditions of this Agreement, each of Parent and Merger Subsidiary will not, without the prior written consent of the Company, effect or permit any replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such replacement, amendment, modification or waiver would reasonably be expected to (i) reduce the aggregate amount of the Equity Financing contemplated in the Equity Commitment Letter, (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing, (iii) materially delay or prevent the Closing, (iv) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any material respect, or (v) adversely impact the ability of Parent, Merger Subsidiary or the Company, as applicable, to enforce its rights against the Investor under the Equity Commitment Letter. Parent shall notify the Company in writing of any such replacement, amendment, modification, or waiver of any of its rights under, or any notices received by Parent pursuant to Section 1.b of, the Equity Commitment Letter (to the extent not requiring prior written consent pursuant to this Section 7.6(a)) promptly after the time such replacement, amendment, modification or waiver is agreed or such notice is provided by the Investor, as applicable. In addition, Parent shall not, without the prior written consent of the Company, provide its consent pursuant to Section 6 of the Equity Commitment Letter, to any assignment of the Commitment evidenced by the Equity Commitment Letter. Upon any such assignment, replacement, amendment or modification, or waiver under, such Equity Commitment Letter in accordance with this Section 7.6(a), the term “Equity Commitment Letter” shall mean such Equity Commitment Letter as so assigned, replaced, amended, modified or waived (and consequently the term “Equity Financing” shall mean the Equity Financing contemplated by such Equity Commitment Letter as so replaced, amended, modified or waived), including in each case, for the avoidance of doubt, in respect of any Alternative Financing or Additional Equity Financing.

(b)            On the terms and subject to the conditions set forth herein, prior to the Effective Time, Parent and Merger Subsidiary shall each use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis the Financing Conditions applicable to Parent and Merger Subsidiary, (iii) consummate the Equity Financing at or prior to the Closing, (iv) comply with its obligations pursuant to the Equity Commitment Letter and (v) enforce its rights pursuant to the Equity Commitment Letter.

(c)            If all or any portion of the Equity Financing becomes unavailable on the terms and conditions set forth in the Equity Commitment Letter (other than as a result of the Company’s breach of any provision of this Agreement, or failure to satisfy the conditions set forth in Section 9.2(a) or Section 9.2(b)), Parent shall, (A) promptly notify the Company of such unavailability and the reason therefor and (B) use its reasonable best efforts to arrange and obtain the Equity Financing or such portion of the Equity Financing from the same or alternative sources, in an amount equal to the aggregate amount of the Equity Financing as contemplated by the Equity Commitment Letter as of the date hereof (the “Alternative Financing”); provided that Parent shall not be required to (i) arrange or obtain any Alternative Financing having terms and conditions less favorable to Parent, taken as a whole, than those contained in the Equity Commitment Letter, or (ii) seek financing in an amount in excess of the amount of the Equity Financing as contemplated by the Equity Commitment Letter in effect as of the date hereof; provided, further, that Parent shall deliver to the Company complete and correct copies of all replacements, amendments, supplements, other modifications or agreements pursuant to which any Alternative Financing shall be made available to Parent promptly after the time such replacements, amendments, supplements, other modifications or agreements are agreed. In such event, the term “Equity Financing” as used in this Agreement shall be deemed to include any Alternative Financing, and the term “Equity Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing.

(d)            If the aggregate amount of the Equity Financing committed to be funded at Closing, in combination with the Deposit Amount and the amount of the Company’s Cash on Hand at the Closing, would not reasonably be expected to equal or exceed the aggregate amount of the Merger Consideration payable pursuant to ARTICLE 2 of this Agreement, plus the aggregate amount of the Company Transaction Expenses and Parent Transaction Expenses, then Parent shall, and shall cause its Affiliates to, use its and their respective reasonable best efforts to arrange and obtain additional equity financing from the same or alternative sources (“Additional Equity Financing”). Parent shall deliver to the Company complete and correct copies of all agreements pursuant to which any Additional Equity Financing shall be made available to Parent promptly after the time such agreements are agreed, which agreements shall (i) provide that the Company is an express third-party beneficiary thereunder, entitled to enforce the Equity Commitment Letters related to any such Additional Equity Financing in accordance with their terms and (ii) not impose any conditions on the funding, investing or use of the full amount of the Additional Equity Financing contemplated by any such Equity Commitment Letters that are in any material respect less favorable to the Company and its stockholders than the conditions precedent set forth in Section 1.d. of the Equity Commitment Letter dated as of even date herewith between Parent and Investor. In such event, the term “Equity Financing” as used in this Agreement shall be deemed to include any Additional Equity Financing, and the term “Equity Commitment Letter” as used in this Agreement shall be deemed to include the commitment letters with respect to such Additional Equity Financing.

(e)            Parent shall provide the Company, upon reasonable request, with such information and documentation as shall be reasonably necessary to allow the Company to monitor the progress of the Equity Financing, including any Additional Equity Financing. Parent shall promptly notify the Company in writing (i) of any breach or default by any party to any Equity Commitment Letter or any definitive agreement related thereto and (ii) of the receipt by Parent or Merger Subsidiary or any of their Affiliates or Representatives of any written notice or other written communication from any Person with respect to any actual or anticipated breach, default, termination or repudiation by any party to any Equity Commitment Letter or any definitive agreement related thereto or any provision of the Equity Financing.

ARTICLE 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.1         Regulatory Authorizations and Consents.

(a)            Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions and (iii) resolving any concerns under Antitrust Laws raised by any Governmental Authority.

(b)            In furtherance and not in limitation of the foregoing, to the extent required by Applicable Law, each of Parent and the Company shall make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable after any determination that the representations in Section 4.25 or Section 5.11 are or are reasonably likely to be inaccurate and will supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or other Antitrust Law and will use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent and the Company shall share equally all filing fees under the HSR Act. Neither party will, and each will cause their respective Affiliates not to, take any action that would reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings. Neither party will extend any waiting period under the HSR Act (including by withdrawing and refiling any filing pursuant to the HSR Act) or enter into any agreement with a Governmental Authority to delay or not to consummate the Transactions without the prior written consent of the other party, such consent by the Company not to be unreasonably withheld, conditioned or delayed.

(c)            Each party to this Agreement shall promptly notify the other parties hereto of any substantive oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of Section 8.1, permit the other parties hereto to review in advance any substantive written communication proposed to be made by such party (or its Representatives) to any Governmental Authority and provide the other parties hereto with copies of all substantive correspondence, filings or other written communications between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement, subject to appropriate limitations on the exchange of competitively sensitive information consistent with Antitrust Laws. No party to this Agreement shall agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to appropriate limitations on the exchange of competitively sensitive information consistent with Antitrust Laws, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking termination of any applicable waiting period.

(d)            Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1 or otherwise in this Agreement shall require Parent or any of its Affiliates to (i) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets, rights, product lines or businesses of Parent, the Company or any of their respective Subsidiaries or Affiliates, (ii) terminate any existing relationships, contractual rights or obligations of Parent, the Company or any of their respective Subsidiaries or Affiliates, (iii) terminate any joint venture or other arrangement of Parent, the Company or any of their respective Subsidiaries or Affiliates, (iv) create any relationship, contractual rights or obligations of Parent, the Company or any of their respective Subsidiaries or Affiliates, (v) effectuate any other change, ownership or restructuring of Parent, the Company or any of their respective Subsidiaries or Affiliates or (vi) otherwise taking or committing to take actions, including prior approval restrictions, that limit Parent’s or its Affiliates’ freedom of action with respect to, or their ability to retain or operate, any of the businesses, product lines or assets of Parent, the Company or their respective Subsidiaries or Affiliates; provided, that the Company shall only be required to take or commit to take any such action, or agree to any such condition or restriction consented to by Parent, if such action, commitment, agreement, condition or restriction is binding on the Company only in the event the Closing occurs.

(e)            In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions under Antitrust Laws, the parties hereto agree to cooperate and use reasonable best efforts to defend against such Proceeding and, if any Order (temporary or otherwise) is issued in any such Proceeding, to use reasonable best efforts to have such Order vacated, lifted, reversed or overturned and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

(f)            For the avoidance of doubt, Parent shall cause the person (as such term is defined in 16 C.F.R. § 801.1(a)(1) and interpreted by the Federal Trade Commission) within which the Parent is included to take any action required of Parent under this Section 8.1, including but not limited to, filing a Notification and Report Form pursuant to the HSR Act.

Section 8.2         Proxy Statement.

(a)            As soon as reasonably practicable following the date hereof (but in no event later than thirty (30) days following the date hereof), the Company shall prepare and file with the SEC the preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company’s stockholders for use at the Company Stockholder Meeting. Parent, Merger Subsidiary, and the Company shall cooperate and consult with each other in the preparation of the preliminary Proxy Statement. The Company shall provide Parent a reasonable opportunity to review and comment on the preliminary Proxy Statement before it is filed with the SEC and shall consider such comments in good faith. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with Applicable Law, and, unless the Board of Directors of the Company shall have made an Adverse Recommendation Change, the Company Board Recommendation shall be included in the Proxy Statement. The Company will use its reasonable best efforts to cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as practicable (and in any event within five (5) Business Days) following the latest of confirmation from the SEC or its staff that it will not comment on, or that it has no additional comments on the Proxy Statement, or the expiration of any waiting period with respect to the Proxy Statement, provided that in no event shall the Company be required to mail the Proxy Statement to the Company’s stockholders prior to two (2) Business Days after the No-Shop Period Start Date. The Company shall provide Parent a reasonable opportunity to review and comment on the definitive Proxy Statement before it is filed with the SEC and mailed to the Company’s stockholders, and shall consider such comments in good faith.

(b)            The Company will advise Parent, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or supplement to the Proxy Statement, any receipt of or comments from the SEC or its staff thereon and responses thereto or requests by the SEC or its staff for additional information, and shall provide Parent with copies of any written correspondence thereof to or from the SEC or its staff. The Company shall not file with the SEC the Proxy Statement or any amendment or supplement thereto and shall not correspond or otherwise communicate in writing with the SEC or its staff with respect to the Proxy Statement without providing Parent a reasonable opportunity before any such filing is made or other communication is submitted to the SEC or its staff, to review and comment thereon (which comments shall be reasonably considered by the Company in good faith). The Company, after reasonable consultation with Parent (and including comments reasonably proposed by Parent), will respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement.

(c)            If prior to the Company Stockholder Meeting any event occurs with respect to Company or any Subsidiary of Company, or any change occurs with respect to information supplied by or on behalf of Company or Parent, respectively, for inclusion in the Proxy Statement or any information relating to Company, Parent or any of their Representatives shall be discovered by Company, Parent or Merger Subsidiary, that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as applicable, shall promptly notify the other of such event, and the Company shall promptly file with the SEC (and Parent shall cooperate with the Company with respect to the filing of) any necessary amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

Section 8.3         Public Announcements. The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed to by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party; provided that this Section 8.3 shall not apply to any public statement or press release in connection with any Superior Proposal or Intervening Event.

Section 8.4         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.5         Notices of Certain Events. To the extent reasonably practicable and permitted by Applicable Law, each of the Company and Parent shall promptly after becoming aware thereof notify the other of:

(a)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)            subject to Section 8.1 any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)            any Proceeding commenced, or to such party’s knowledge, threatened, against, relating to, or involving or otherwise affecting the Transactions or such party or any of its Affiliates with respect to the Transactions; and

(d)            any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause the failure of any of the conditions set forth in ARTICLE 9, including any breach or inaccuracy in the representations in Section 4.25 or Section 5.11 and provided that the good faith failure of any party to comply with this Section 8.5(d) shall not be taken into account for purposes of assessing the satisfaction of the conditions set forth in Section 9.2(a) or Section 9.3(a), as applicable.

Section 8.6         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the Transactions and any disposition of Company Stock (including derivative securities with respect to Company Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.7         Transaction Litigation. The Company shall notify Parent promptly of the commencement of any stockholder litigation brought or threatened in writing or, to the Company’s knowledge, verbally, against the Company or its directors or officers relating to this Agreement or the Transactions (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof (including by promptly providing copies of all pleadings with respect thereto) and apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (provided, however, that the Company need not communicate or disclose to Parent information that is protected from disclosure to third parties by attorney client privilege or the work product doctrine if, in the reasonable opinion of counsel leading the defense of the Transaction Litigation and after giving effect to any common interest or joint defense agreement entered into between Parent and the Company, communication or disclosure of the particular information would waive the attorney client privilege or work product protection) and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall be entitled to direct and control the defense of any Transaction Litigation; provided, however, that the Company shall consult with, and shall give Parent the right to, participate in the defense, negotiation or settlement of any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected after giving effect to any common interest or joint defense agreement entered into between Parent and the Company). For purposes of this Section 8.7, “participate” means that Parent and the Company will jointly cooperate in the proposed strategy and any other significant decisions with respect to the Transaction Litigation by the Company. The Company shall not settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 8.8         Takeover Laws. Each of Parent, Merger Subsidiary and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to ensure that no Takeover Law is or becomes applicable to any of the Transactions. If any Takeover Law becomes, or may purport to be, applicable to the Transactions, each of Parent, Merger Subsidiary and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 8.9         Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company Stock from Nasdaq and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

ARTICLE 9
Conditions to the Merger

Section 9.1         Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to Applicable Law) of the following conditions at or prior to the Closing:

(a)            the Company Stockholder Approval shall have been obtained;

(b)            no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law, whether temporary, preliminary or permanent, that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Merger or the Transactions that shall still be in effect;

(c)            if applicable, the waiting period (including any extensions thereof) under the HSR Act relating to the Merger and the Transactions shall have expired or been terminated; and

(d)            there shall not be pending any material Proceeding brought by the U.S. Department of Justice or Federal Trade Commission under any Antitrust Law challenging or seeking to restrain, enjoin, render illegal or otherwise prohibit the consummation of the Merger or the Transactions or seeking to prohibit Parent or the Surviving Corporation’s ownership or operation of all or any portion of the Company’s business or assets under any Antitrust Law as a result of the Merger or the Transactions.

Section 9.2         Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following further conditions at or prior to the Closing:

(a)            the Company shall have performed and complied with in all material respects all of its obligations, covenants, and agreements hereunder required to be performed or complied with by it at or prior to the Closing;

(b)            (i) each of the representations and warranties of the Company contained in the first, second, and third sentences of Section 4.5(a), the first sentence of Section 4.5(c) and Section 4.20 shall be true and correct in all respects (except, with respect to the second sentence of Section 4.5(a), for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (ii) each of the representations and warranties of the Company contained in Section 4.1, Section 4.2, Section 4.5 (other than the second sentence of Section 4.5(a) and the first sentence of Section 4.5(c)), Section 4.6, and Section 4.21 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (iii) each of the other the representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)            since the date of this Agreement, there shall not have been a Material Adverse Effect; and

(d)            Parent shall have received a certificate signed by an executive officer of the Company certifying that the conditions set forth in Section 9.2(a), Section 9.2(b), and Section 9.2(c) have been satisfied.

Section 9.3         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following further conditions at or prior to the Closing:

(a)            each of Parent and Merger Subsidiary shall have performed and complied with in all material respects all of its obligations, covenants, and agreements hereunder required to be performed or complied with by it at or prior to the Closing;

(b)            (i) each of the representations and warranties of Parent contained in Section 5.1, Section 5.2 and Section 5.6 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (ii) each of the other representations and warranties of Parent contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and correct as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)            the Company shall have received a certificate signed by an executive officer of Parent certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

ARTICLE 10
Termination

Section 10.1       Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval) as follows:

(a)            by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)         the Merger has not been consummated on or before February 28, 2026 or such later date as the parties mutually agree in writing (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party hereto if the failure of the Merger to be consummated by such time was primarily caused by the failure of such party to perform or comply with any of its obligations under this Agreement;

(ii)        any Order by a court or other Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise permanently prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to a party if the issuance, enforcement or entry of any such Order, or such Order becoming final and non-appealable, was primarily caused by the failure of such party to perform or comply with any of its obligations under this Agreement; or

(iii)       at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the approval of this Agreement was taken, the Company Stockholder Approval shall not have been obtained, provided that in the event the Board of Directors of the Company shall have made an Adverse Recommendation Change, the Company may only terminate the Agreement pursuant to this Section 10.1(b)(iii) if it has paid to Parent the Termination Fee pursuant to Section 10.3(b)(ii);

(c)            by Parent, (i) if an Adverse Recommendation Change shall have occurred, (ii) if after public announcement of an Acquisition Proposal, the Board of Directors of the Company shall have failed to reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of any written request to do so from Parent, (iii) if the Company or the Board of Directors of the Company has materially breached its obligations under Section 6.2 or Section 6.3; or (iv) if the Company shall have entered into any Alternative Acquisition Agreement;

(d)            by the Company, if prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company, subject to complying with Section 6.3, to enter into a definitive Alternative Acquisition Agreement concerning a Superior Proposal; provided that in the event of such termination, the Company substantially concurrently enters into such Alternative Acquisition Agreement; provided, further, that the Company may only terminate the Agreement pursuant to this Section 10.1(d) if the Company has paid to Parent the Termination Fee payable pursuant to Section 10.3(b)(ii);

(e)            by Parent if (i) there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) any representation or warranty of the Company set forth in ARTICLE 4 of this Agreement have become inaccurate, that would, in the case of clauses (i) or (ii), (A) result in the conditions set forth in Section 9.2(a) or Section 9.2(b) not being satisfied, and (B) such breach is not curable within thirty (30) days, or, if curable, is not cured within thirty (30) days of notice by Parent to the Company of such breach; provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Parent if Parent or Merger Subsidiary is then in breach of any covenant, agreement, representation or warranty contained in this Agreement which breach would result in a failure of a condition set forth in Section 9.1 or Section 9.3;

(f)            by the Company if (i) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) any representation or warranty of Parent and Merger Subsidiary set forth in ARTICLE 5 of this Agreement shall have become inaccurate, that would, in either case, result in the conditions set forth in Section 9.3(a) or Section 9.3(b) not being satisfied, and in the case of clauses (i) and (ii), such breach is not curable within thirty (30) days, or, if curable, is not cured within thirty (30) days of notice by the Company to Parent of such breach; provided, that the right to terminate this Agreement pursuant to this Section 10.1(f) shall not be available to the Company if the Company is then in breach of any covenant, agreement, representation or warranty contained in this Agreement which breach would result in a failure of a condition set forth in Section 9.1 or Section 9.2; or

(g)            by the Company if (i) the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (to the extent permissible under Applicable Law) waived in accordance with this Agreement, (ii) the Company has irrevocably confirmed to Parent in writing that the Company is ready and willing to consummate the Merger, (iii) Parent and Merger Subsidiary fail to consummate the Merger within five (5) Business Days after the later of the Company’s written indication pursuant to subsection (ii) and the date on which the Closing should have occurred pursuant to Section 2.1(b), and (iv) during the five (5) Business Day period described in clause (iii), the Company stood ready, willing and able to consummate the Merger and the Transactions.

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other party.

Section 10.2       Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall become void and of no further effect and the Transactions shall be abandoned without liability of any party (or any stockholder or Representative of such party) to any other party hereto; provided that:

(a)            The provisions of this Section 10.2, Section 8.3, and ARTICLE 11 (and the corresponding definitions of any defined terms used in each of those sections) shall survive any termination hereof pursuant to Section 10.1.

(b)            Except for and subject in all cases to Section 10.3(f) and Section 10.3(g), neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its actual and intentional fraud under Delaware common law or Willful Breach prior to the termination of this Agreement. For purposes of this Agreement, “Willful Breach” means any breach of any of the covenants or agreements set forth in this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a material breach of this Agreement.

Section 10.3       Expenses and Termination Fees.

(a)            General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)            Termination Fee.

(i)         If this Agreement is terminated by Parent pursuant to Section 10.1(c), then the Company shall pay to Parent in immediately available funds the Termination Fee within two (2) Business Days after such termination.

(ii)        If this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b)(iii), and the Board of Directors of the Company shall have made an Adverse Recommendation Change, then the Company shall pay to Parent in immediately available funds the Termination Fee concurrently with and as a condition to such termination.

(iii)       If this Agreement is terminated by the Company pursuant to Section 10.1(d), then the Company shall pay to Parent in immediately available funds the Termination Fee concurrently with and as a condition to such termination.

(iv)       If (A) this Agreement is terminated by Parent pursuant to Section 10.1(e), or by Parent or the Company pursuant to Section 10.1(b)(i) or Section 10.1(b)(iii); provided that in the case of termination by the Company pursuant to Section 10.1(b)(i), the failure of the Merger to be consummated by the End Date did not result from a material breach by Parent of any provision of this Agreement, (B) after the date of this Agreement and (x) prior to such termination in the case of a termination pursuant to Section 10.1(b)(i) or Section 10.1(e) or (y) prior to the Company Stockholder Meeting in the case of a termination pursuant to Section 10.1(b)(iii), an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of the Company or its stockholders, and (C) within twelve (12) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(v)       If this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b)(iii) and the Board of Directors of the Company shall not have made an Adverse Recommendation Change, then the Company shall reimburse Parent and its Affiliates (including for this purpose, the Investor) by wire transfer of immediately available funds, no later than three Business Days after such termination, for 100% of their out-of-pocket fees, costs, obligations owed to third parties and expenses (including reasonable fees and expenses of their counsel) actually incurred by Parent and its Affiliates (including for this purpose, the Investor) in connection with the consideration, negotiation or consummation of this Agreement or the Transactions (collectively, the “Parent Transaction Expenses”), provided that the maximum amount for which the Company shall be obligated to reimburse Parent and its Affiliates (including for this purpose, the Investor) pursuant to this Section 10.3(b)(v) shall not exceed $3,000,000 in the aggregate.

(vi)       “Termination Fee” means (A) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 10.1(d), either (i) prior to the No-Shop Period Start Date or (ii) within ten (10) Business Days following the No-Shop Period Start Date with respect to a Superior Proposal made by an Excluded Party, an amount equal to $4,000,000, and (B) if payable in any other circumstance, an amount equal to $8,000,000.

(vii)     The parties agree and acknowledge that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)            If this Agreement is terminated by the Company pursuant to Section 10.1(f) or Section 10.1(g), then Company shall be entitled to payment in an amount equal to $15,000,000 (the “Parent Termination Fee”) and the Company shall be entitled to permanently retain the entire Deposit Amount in satisfaction of Parent’s obligation to pay the Parent Termination Fee pursuant to this Section 10.3(c). The parties agree and acknowledge that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)            In the event that this Agreement is validly terminated other than pursuant to Section 10.1(f) or Section 10.1(g), the Company shall not be entitled to retain the Deposit Amount and shall return the Deposit Amount, together with any investment earnings and interest earned thereon, to Parent as soon as reasonably practicable, but in any event within three (3) Business Days of such termination of this Agreement, and, upon returning the Deposit Amount, together with any investment earnings and interest earned thereon, to Parent, the Company shall be fully released and discharged of any obligation with respect to the Deposit Amount.

(e)            Each party acknowledges that the agreements contained in this Section 10.3 are an integral part of the Transactions and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay any amount due pursuant to this Section 10.3, it shall also pay any costs and expenses incurred by the other party or its Affiliates in connection with a legal Proceeding to enforce this Agreement that results in a judgment against the Company or Parent, as applicable, for such amount, together with interest on the amount of any unpaid fee, cost or expense at an annual rate equal to the publicly announced prime rate as published by the Eastern Edition of The Wall Street Journal (the “Prime Rate”) from the date such fee, cost or expense was required to be paid to (but excluding) the payment date (collectively, the “Enforcement Expenses”).

(f)            Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing as and when required pursuant to Section 2.1(b) or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 11.11, (i) Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) the Company and its Subsidiaries, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (C) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Company Affiliated Group”) in respect of this Agreement, any agreement executed in connection herewith and the Transactions contemplated hereby and thereby shall be (I) to terminate this Agreement in accordance with ARTICLE 10 and collect, if due, the Termination Fee pursuant to Section 10.3(b) (including any Enforcement Expenses and, if applicable, any amounts owed pursuant to Section 10.3(b)(v)) from the Company, and (II) following the termination of this Agreement by either party, Parent’s right to seek monetary damages from the Company in the event of the Company’s Willful Breach or actual and intentional fraud under Delaware common law prior to the termination of this Agreement and (ii) upon payment of such amounts, no member of the Company Affiliated Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith or the Transactions contemplated hereby or thereby; provided, that in no event will Parent and Merger Subsidiary be entitled to (1) payment of both monetary damages and the Termination Fee, or (2) both (x) payment of any monetary damages and/or the Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing.

(g)            Notwithstanding anything to the contrary in this Agreement, in the event that Parent fails to effect the Closing as and when required pursuant to Section 2.1(b) or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), except for an order of specific performance prior to the termination of this Agreement, to the extent permitted by Section 11.11 (including an order of specific performance against the Investor, to the extent permitted under and subject to the limitations set forth in the Equity Commitment Letter and the terms and conditions of this Agreement), the sole and exclusive remedy of the Company and its Affiliates (whether at law, in equity, in contract, in tort or otherwise) against (A) the Parent and Merger Subsidiary, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, Investor, lenders, other financing parties or assignees of Parent or Merger Subsidiary, or (C) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Parent Affiliated Group”) in respect of this Agreement, any agreement executed in connection herewith and the Transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with ARTICLE 10 and collect, if due the Parent Termination Fee pursuant to Section 10.3(c) (including any Enforcement Expenses) from Parent, and upon payment of such amounts, no member of the Parent Affiliated Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith or the Transactions contemplated hereby or thereby; provided that in no event will the Company be entitled to both (x) the Parent Termination Fee and (y) an order of specific performance or any other equitable remedy against Parent and Merger Subsidiary as permitted by Section 11.11 that results in the Closing.

(h)            Each party hereto acknowledges that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Subsidiary or the Company, as applicable, in the circumstances in which the Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

ARTICLE 11
Miscellaneous

Section 11.1       Notices. All notices, requests, claims, demands, and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as the sender can show (i) that the notice was properly addressed and sent by email, and (ii) the sender did not receive any email system notification that the email could not be delivered) and shall be given, if to the Company, to:

TrueCar, Inc.
225 Santa Monica Blvd.
12th Floor
Santa Monica, CA 90401
Attention:	Jantoon Reigersman
Jeff Swart
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attention:	Justin R. Howard
Rebecca R. Valentino
E-mail:	justin.howard@alston.com
rebecca.valentino@alston.com

if to the Parent or Merger Subsidiary, to:

Fair Holdings, Inc.
[***] [***]
Attention: Scott Painter
Leopold Visser
E-mail: [***]

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
1301 Second Ave
Seattle, WA 98101
Attention:	Troy Foster
Gina Eiben
E-mail:	TroyFoster@perkinscoie.com
GEiben@perkinscoie.com

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Pacific time on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.2       No Survival of Representations, Warranties and Agreements. The representations, warranties, covenants, and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except that any covenants and agreements that are to be performed in whole or in part after the Effective Time shall survive the Effective Time for the longest period permitted by Delaware law.

Section 11.3       Amendments and Waivers.

(a)            Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained. For purposes of this Section 11.3, Parent and Merger Subsidiary shall be treated collectively as a single party.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.4       Binding Effect; Benefit; Assignment.

(a)            Except as set forth in Section 7.4 and Section 10.2(b), the parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by Section 7.4; and (ii) from and after the Effective Time, the rights of the holders of shares of Company Stock, Company RSUs, Company PSUs or Company Options to receive the Merger Consideration set forth in ARTICLE 2.

(b)            No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign all or a portion of its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment in violation of this Agreement is void.

Section 11.5       Governing Law. This Agreement, and all Proceedings (whether in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of any jurisdictions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.6       Jurisdiction. All Proceedings (whether at law or in equity, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity, performance or enforcement of this Agreement or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Chancery Court lacks or declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and the parties irrevocably consent and submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under Applicable Law or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.7       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NEGOTIATION, VALIDITY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.8       Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.9       Entire Agreement. This Agreement, the Confidentiality Agreement and the Support Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.10     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.11     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that any breach of this Agreement would not be adequately compensated by monetary damages, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required, in addition to any other remedy to which they are entitled at law or in equity. The pursuit of specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Company shall only be entitled to injunctive relief, specific performance or other equitable relief to enforce specifically the obligations of Parent and Merger Subsidiary to consummate the Closing if (i) the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable of being satisfied if the Closing were to occur) have been satisfied or, to the extent permissible under Applicable Law, waived in accordance with this Agreement, (ii) Parent has failed to consummate the Merger on the date the Closing should have occurred pursuant to Section 2.1, (iii) the Company has irrevocably confirmed to Parent in writing that, if Parent and Merger Subsidiary specifically perform their respective obligations hereunder and the Equity Financing is funded, the Company is ready and willing to consummate the Merger, and (iv) the proceeds of the Equity Financing have been funded or will be funded at the Closing on the terms (including fulfillment of the conditions set forth in paragraph 1.d.(iii) thereof (the “Additional Financing Condition”) relating to the Additional Financing Amount (as defined in the Equity Commitment Letter)) set forth in the Equity Commitment Letter (including by way of enforcement by Parent or the Company of the Investor’s obligations to fund their applicable commitment amounts under the terms of the Equity Commitment Letter, to the extent permitted thereunder and subject to the limitations set forth therein).

Section 11.12     No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no member (other than any Investor to the extent and subject to the limitations set forth in the Equity Commitment Letter and the terms and conditions of this Agreement) of the Company Affiliated Group or the Parent Affiliated Group shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Each of the Company, Parent and Merger Subsidiary agrees not to and to use reasonable best efforts to cause its respective controlled Affiliates and other member of the Company Affiliated Group or Parent Affiliated Group, as applicable, not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any member of the Company Affiliated Group or Parent Affiliated Group, as applicable, not a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TRUECAR, INC.

By:	/s/ Jantoon Reigersman
Name:	Jantoon Reigersman
Title:	President and Chief Executive Officer

FAIR HOLDINGS, INC.

By:	/s/ Scott Painter
Name:	Scott Painter
Title:	President

RAPID MERGER SUBSIDIARY, INC.

By:	/s/ Scott Painter
Name:	Scott Painter
Title:	President